UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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SILK ROAD MEDICAL, INC.
(Name of Registrant as Specified In Its Charter)

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SILK ROAD MEDICAL, INC.

1213 INNSBRUCK DRIVE

SUNNYVALE, CALIFORNIA 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:30 p.m. Pacific Time on Thursday, June 9,  2022

Dear Stockholders of Silk Road Medical, Inc.:

We cordially invite you to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) of Silk Road Medical, Inc., a Delaware corporation, which will be held on Thursday, June 9, 2022 at 2:30 p.m. Pacific Time, in person at 1213 Innsbruck Drive, Sunnyvale, California 94089, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect two Class III directors to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified;
2. To hold an advisory vote to approve Named Executive Officer Compensation;
3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and
4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 14, 2022 as the record date for the Annual Meeting. Only stockholders of record on April 14, 2022 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 29, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your Notice or proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Silk Road Medical.

By Order of the Board of Directors,

/s/ Jack W. Lasersohn
Jack W. Lasersohn Chairperson of the Board of Directors April 29, 2022

SILK ROAD MEDICAL, INC.

PROXY STATEMENT

FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:30 p.m. Pacific Time on Thursday, June 9,  2022

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders of Silk Road Medical, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 9, 2022 at 2:30 p.m. Pacific Time, at 1213 Innsbruck Drive, Sunnyvale, California 94089. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 29, 2022 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What is a proxy statement and what is a proxy?

A proxy statement is a document that the rules and regulations of the United States, including those of the Securities and Exchange Commission (“SEC”), require us to give to you when we ask you to give a proxy designating individuals to vote on your behalf. A proxy is your legal designation to another person to vote shares that you own. That other person is called a proxy. If you delegate someone as your proxy in a written document, that document is also called a proxy or proxy card.

Why am I receiving these proxy materials?

You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the April 14, 2022 record date. As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found on the Notice, along with instructions regarding procedures designed to ensure the authenticity and correctness of your proxy vote.

 In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. In connection with our upcoming Annual Meeting, if you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders of record will vote upon the items of business outlined in the notice of meeting (on the cover page of this proxy statement), each of which is described more fully in this proxy statement. In addition, management will report on our performance and respond to questions from stockholders.

What matters am I voting on?

You will be voting on:

•	the election of two Class III directors to serve until our 2023 annual meeting of stockholders and until their successors are duly elected and qualified;
•	an advisory basis, a proposal to approve Named Executive Officer Compensation;
•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and
•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Elizabeth H. Weatherman and Donald J. Zurbay as Class III directors;
•	“FOR” on the approval of Named Executive Officer Compensation.
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 14, 2022, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 35,111,760 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. Stockholders are not permitted to cumulate votes with respect to the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote in person at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The advisory vote to approve the compensation of our Named Executive Officers, will be approved if the majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon vote for approval. The result of this vote will be considered the advisory vote of our stockholders. If you elect to abstain from voting on this proposal, the abstention will have the same effect as a vote “against” the proposal, and broker non-votes will not have any effect on the advisory vote.

•

Proposal No. 3:  The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 8, 2022 (have your Notice or proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903 (have your Notice or proxy card in hand when you call);
•	by completing and mailing your proxy card (if you received printed proxy materials); or
•	by written ballot at the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;
•	completing and mailing a later-dated proxy card;
•	notifying the Secretary of Silk Road Medical, Inc., in writing, at 1213 Innsbruck Drive, Sunnyvale, California 94089; or
•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 2:15 p.m. Pacific Time and the Annual Meeting will begin at 2:30 p.m. Pacific Time. Each stockholder should be prepared to present:

•	valid government photo identification, such as a driver’s license or passport; and
•

if you are a street name stockholder, proof of beneficial ownership as of April 14, 2022, the record date, such as your most recent account statement reflecting your stock ownership prior to April 14, 2022, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Please allow ample time for check-in. Parking is limited.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Each of Erica J. Rogers and Lucas W. Buchanan have been designated as proxy holders by our board of directors, with full power of substitution. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 29, 2022 to all stockholders entitled to vote at the Annual Meeting.

Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors or the compensation of Named Executive Officers, which are “non-routine” matters, absent direction from you (and failure to provide instructions on these matters will result in a “broker non-vote”).

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Silk Road Medical, Inc.

Attention: Investor Relations

1213 Innsbruck Drive

Sunnyvale, California 94089

Tel: (408) 720-9002

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 30, 2022.  In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Silk Road Medical, Inc.

Attention: Secretary

1213 Innsbruck Drive

Sunnyvale, California 94089

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) brought pursuant to our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2023 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 9, 2023; and
•	not later than the close of business on March 11, 2023.

In the event that we hold our 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2023 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2023 annual meeting of stockholders; or
•	the 10th day following the day on which public announcement of the date of our 2023 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members.  Seven of our directors are independent within the meaning of the listing standards of The NASDAQ Stock Market. Our board of directors is currently divided into three staggered classes of directors. At each annual meeting of stockholders beginning with this one, a class of directors will be elected for a one-year term.  Beginning with our 2024 annual meeting of stockholders, all directors will annually stand for election and our board of directors will no longer have three classes.

The following table sets forth the names, ages as of March 1, 2022 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

	Class	Age	Position	Independent	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees
Elizabeth H. Weatherman(3)	III	62	Director	Yes	2013	2022	2023
Donald J. Zurbay(1)(2)	III	54	Director	Yes	2018	2022	2023
Continuing Directors
Rick D. Anderson(2)(3)	I	61	Director	Yes	2020	2023	—
Jack W. Lasersohn(1)(3)	I	68	Director and Chairperson of the Board of Directors	Yes	2007	2023	—
Kevin J. Ballinger(1)(2)	II	49	Director	Yes	2020	2024	—
Tony M. Chou, M.D.	II	61	Director	Yes	2007	2024	—
Tanisha V. Carino, Ph.D.	II	47	Director	Yes	2021	2024	—
Erica J. Rogers	I	58	President, Chief Executive Officer and Director	No	2012	2023	—

_______________________

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Nominees for Director

Elizabeth H. Weatherman.  Ms. Weatherman has served on our board of directors since April 2013. Ms. Weatherman has been a Special Limited Partner of Warburg Pincus since January 2016. Ms. Weatherman previously was a Managing Director of Warburg Pincus and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and led the firm’s Healthcare Group from 2008 to 2015. Ms. Weatherman currently serves on the board of directors of Insulet Corporation., Vapotherm Inc., and Nevro Corp., all publicly traded medical device companies. She serves on the board of trustees of Stanford University and Mount Holyoke College. Ms. Weatherman received a B.A. from Mount Holyoke College and an M.B.A. from the Stanford Graduate School of Business.

We believe that Ms. Weatherman is qualified to serve on our board of directors due to her extensive experience as a private equity investor and a director of public companies in the medical device industry.

Donald J. Zurbay.  Mr. Zurbay has served on our board of directors since March 2018. Mr. Zurbay has been Chief Financial Officer of Patterson Companies, Inc., a publicly traded global medical device company, since June 2018. From March 2004 to February 2017, Mr. Zurbay held various leadership positions at St. Jude Medical, Inc., where he most recently served as Vice President and Chief Financial Officer from August 2012 to January 2017. Mr. Zurbay previously worked at PricewaterhouseCoopers as an Assurance and Business Advisory Services Senior Manager. Prior to

PricewaterhouseCoopers, he was a General Accounting Manager at The Valspar Corporation. Prior to The Valspar Corporation, Mr. Zurbay was an auditor at Deloitte & Touche. Mr. Zurbay served on the board of directors of Avedro, Inc, a publicly traded medical device company, from July 2017 through its acquisition in November 2019 and serves on the board of directors of Sight Sciences, Inc. a public medical device company, since June 2020. Mr. Zurbay is a member of the American Institute of Certified Accountants and the Minnesota Society of Certified Public Accountants. Mr. Zurbay received a B.S. in business with an emphasis in accounting from the University of Minnesota.

We believe that Mr. Zurbay is qualified to serve on our board of directors due to his current and prior experience at leading publicly traded healthcare companies, including as a Chief Financial Officer, and his financial experience and expertise.

Continuing Directors

Rick D. Anderson.  Mr. Anderson has served as a member of our board of directors since October 2020.  Mr. Anderson has been the Chairman and Managing Director of Revival Healthcare Capital, a sustainable investment firm that specializes in medical devices and diagnostics since July 2018. He currently serves on the boards of Apollo Endosurgery, Augmedics, Kardion and Distalmotion SA;  and on the Executive Advisory Board of LEK Consulting, a healthcare consulting firm. Mr. Anderson previously served as Chairman of the Board and Chief Executive Officer of ConvaTec Group Plc. He also previously served as Chairman of the Board for Cardiva Medical, IDEV Technologies, and Tryton Medical, and served as Director on the boards of Cardiologs, ConvaTec Group Plc, Intersect ENT and multiple other medical device companies. Prior to founding Revival, Mr. Anderson served as a Managing Director at PTV Healthcare Capital, a venture capital and private equity firm specializing in the healthcare and life science industries. He also served as the Company Group Chairman of Johnson & Johnson and Worldwide Franchise Chairman of Cordis Corporation. Mr. Anderson holds a B.B.A. in Marketing from Mississippi State University.

We believe Mr. Anderson is qualified to serve on our board of directors due to his extensive business experience in the medical device industry and serving on the board of directors of public and private companies.

Kevin J. Ballinger.  Mr. Ballinger has served as a member of our board of directors since December 2020. Since July 2020, Mr. Ballinger has been President of Aldevron, LLC, a privately held genomics company that was acquired by Danaher Corporation in August 2021. Prior to joining Aldevron, he spent 25 years at Boston Scientific, a publicly traded global company focused on a variety of interventional medical specialties. During his last nine years at Boston Scientific, he served as Executive Vice President and Global President of the Interventional Cardiology division. Under his leadership, Mr. Ballinger grew the division to a $3 billion global business. Mr. Ballinger earned his BS in Mechanical Engineering from Michigan Technological University, and his MBA from the University of Minnesota’s Carlson School of Management.

We believe that Mr. Ballinger is qualified to serve on our board of directors due to his extensive experience in the medical device industry.

Tanisha V. Carino, Ph.D.  Dr. Carino has served on our board of directors since July 2021. Dr. Carino is a health policy expert bringing over 20 years of experience driving growth and impact across multiple healthcare leadership positions in the government, private, and non-profit sectors. She most recently served as Executive Vice President, Chief Corporate Affairs Officer of Alexion, a Fortune 500 biotechnology company focused on rare disease, which was recently acquired by AstraZeneca. Prior to Alexion, she served as Executive Director of FasterCures, a Center of the Milken Institute, a nonpartisan think tank whose mission is working with global government, philanthropic, and business leaders to accelerate treatments to patients. Previously, Dr. Carino was an executive at GlaxoSmithKline where she led the United States policy function. She also spent over ten years with Avalere Health, a premiere strategic advisory services and business intelligence firm, and worked in the U.S. Medicare program to improve access for its beneficiaries and support the development of real-world evidence in the establishment of national coverage determinations. Dr. Carino is a Fulbright Fellow, has served as a Visiting Fellow for the White House Office of Science and Technology Policy, and earned her Ph.D.

in health policy from Johns Hopkins University. She is associate faculty at the Johns Hopkins Bloomberg School of Public Health and is the Vice Chair of the Alliance for Health Policy.

We believe that Dr. Carino is qualified to serve on our board of directors due to her extensive health policy experience in government and at multiple public and private healthcare and biotechnology companies.

Tony M. Chou, M.D.  Dr. Chou has served as a member of our board of directors since March 2007. Dr. Chou has been a general partner at The Vertical Group, a healthcare-focused venture capital firm, since August 2006 and as Chief Executive Officer of Route 92 Medical, Inc. since October 2015. After joining The Vertical Group, Dr. Chou co-founded our Company in 2007 and served as Chief Executive Officer until November 2010. Prior to that, Dr. Chou had general management and business development responsibilities in the Abbott Vascular Division of Abbott Laboratories and last served as Division Vice President and General Manager of vascular closure, managing the FDA approval and global launch of the Perclose and Starclose products. Dr. Chou was previously the Director of the Adult Cardiac Catheterization Laboratory at the University of California, San Francisco, where he is currently Associate Professor of Medicine. Dr. Chou received a B.S. in physics and electrical engineering from Carnegie Mellon University and an M.D. from Case Western Reserve University.

We believe Dr. Chou is qualified to serve on our board of directors due to his background as a practicing physician and professor of medicine, experience in the medical device industry and extensive knowledge of our business.

Jack W. Lasersohn, J.D.  Mr. Lasersohn has served as a member of our board of directors since April 2007 and Chairman since March 2021. Since 1988, Mr. Lasersohn has been a general partner, or a principal of the general partner, of The Vertical Group, L.P., a private venture capital firm that is focused on the fields of medical technology and biotechnology. Prior to joining The Vertical Group’s predecessor, F. Eberstadt, in 1981, Mr. Lasersohn was a corporate attorney with Cravath, Swaine & Moore LLP. Mr. Lasersohn served on the board of directors of Masimo Corporation, a publicly traded global medical technology company, from January 1995 to 2017 and served on the board of directors of OncoMed Pharmaceuticals, Inc., a publicly traded clinical development-stage biopharmaceutical company, from July 2005 to April 2019. He also serves on the boards of a number of private medical device and biotechnology companies, including Route 92 Medical, Inc. Mr. Lasersohn is the past Chairman of the Medical Industry Group of the National Venture Capital Association, or NVCA, and previously served on the Executive Committee of the board of directors of the NVCA.  Mr. Lasersohn has also served, by appointment, on various committees advising the U.S. Food and Drug Administration and the Center for Medicare and Medicaid Services. He holds a B.S. in physics from Tufts University, an M.A. from The Fletcher School of Law and Diplomacy, and a J.D. from Yale Law School.

We believe Mr. Lasersohn is qualified to serve on our board of directors due to his extensive experience as a venture capital investor and as a member of the boards of directors of multiple public and private medical device and biotechnology companies.

Erica J. Rogers.  Ms. Rogers has served as our President and Chief Executive Officer and a member of our board of directors since October 2012. Ms. Rogers previously served as Chief Operating Officer of Medicines360, a non-profit pharmaceutical company developing drugs and devices for women, from June 2010 to October 2012. Ms. Rogers was an Executive Vice President at Nanosys, Inc. from December 2008 to March 2010. Prior to that, Ms. Rogers founded and was Chief Executive Officer of Allux Medical, and co-founded Visiogen, which was acquired by Abbott Medical Optics in 2009. She worked previously in neurovascular marketing at Target Therapeutics and peripheral vascular sales and sales training at Boston Scientific. Ms. Rogers has served on the board of directors of Lucira Health, Inc., a publicly traded medical diagnostics company, since November 2020 and also serves on the board of directors of Sight Sciences, Inc. a publicly traded device company, since December 2019. Ms. Rogers received a B.S. in zoology from San Diego State University.

We believe Ms. Rogers’ management experience in the medical device industry, her experience in founding and building medical device companies and her extensive understanding of our business, operations, and strategy qualify her to serve on our board of directors.

Director Independence

Our common stock is listed on The NASDAQ Global Select Market. Under the rules of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors within a specified period of time after listing on The Nasdaq Stock Market. Under Nasdaq Listing Rule 5605(a)(2), a director will qualify as an “independent director” only if, in the opinion of the Company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has reviewed the independence of each director and determined that Ms. Weatherman, Drs.  Carino and Chou and Messrs. Anderson, Ballinger, Lasersohn, and Zurbay, representing seven of our eight directors, are independent directors under the rules of The Nasdaq Stock Market. Our board of directors will review the independence of each director at least annually. During these reviews, the board of directors will consider transactions and relationships between each director, and his or her immediate family and affiliates, and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director is independent. This review will be based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with our company including its management.

In addition, the rules of The Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. Members of the compensation committee must also satisfy additional independence requirements set forth in Nasdaq Listing Rule 5605(d)(2). In order to be considered independent for purposes of Nasdaq Listing Rule 5605(d)(2), a member of a compensation committee of a listed company may not, other than in his or her capacity as a member of the compensation committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries. Additionally, the board of directors of the listed company must consider whether the compensation committee member is an affiliated person of the listed company or any of its subsidiaries and, if so, must determine whether such affiliation would impair the director’s judgment as a member of the compensation committee.

We believe that a majority of our directors and the composition of our board of directors meets the requirements for independence under the current requirements of the SEC and The Nasdaq Stock Market. As required by The Nasdaq Stock Market, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. We intend to comply with future governance requirements to the extent they become applicable to us.

Board Leadership Structure

We believe that the structure of our board of directors and its committees provides strong overall management of our company. The roles of Chairman of the Board and Chief Executive Officer are currently filled by separate individuals. Jack W. Lasersohn, an independent director, is the non-executive Chairperson of our board of directors and Erica J. Rogers is our President and Chief Executive Officer. Our board of directors believes that the separation of the offices of the Chairperson and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on our business strategy, operations and corporate vision. However, as described in further detail in our corporate governance guidelines, our board of directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairperson of our board of directors should be separate. Our board of directors elects our Chairperson and Chief Executive Officer, and each of these positions may be held by the same person or by different people. We believe that it is important that the board of directors retain flexibility to determine whether these roles should be separate or combined based upon the board of director’s assessment of our needs and our leadership at a given point in time.

We believe that independent and effective oversight of our business and affairs is maintained through the composition of our board of directors, the leadership of our independent directors and the committees and our governance structures and processes already in place. The board of directors consists of a majority of independent directors, and the committees of our board of directors are composed of independent directors.

Board Meetings and Committees

During our fiscal year ended December 31, 2021, our board of directors held seven meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage our directors to attend. All of our directors attended the annual meeting of stockholders in 2021.

Our board of directors has established a standing audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors has assessed the independence of the members of each of these standing committees as defined under the rules of The Nasdaq Stock Market and, in the case of the audit committee, the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act. The composition and responsibilities of each of the committees of our board of directors are described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Messrs. Ballinger, Lasersohn and Zurbay with Mr. Zurbay serving as the chairperson. Our board of directors has determined that Messrs. Ballinger, Lasersohn and Zurbay meet the independence and experience, financial literacy and financial sophistication requirements applicable to audit committee members under the rules of The Nasdaq Stock Market and the SEC and that Mr. Zurbay is an “audit committee financial expert” as defined under applicable rules of the SEC. Our board of directors has assessed whether all members of the audit committee meet the composition requirements of The Nasdaq Stock Market, including the requirements regarding financial literacy and financial sophistication. The audit committee’s primary responsibilities include:

▪	Appointing, approving the compensation of, and assessing the qualifications and independence of our independent registered public accounting firm, which currently is PricewaterhouseCoopers LLP;
▪	Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
▪	Preparing the audit committee report required by SEC rules to be included in our annual proxy statements;
▪	Monitoring our internal control over financial reporting, disclosure controls and procedures;
▪	Reviewing our risk management status;
▪	Establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
▪	Meeting independently with our independent registered public accounting firm and management; and
▪	Monitoring compliance with the code of business conduct and ethics for financial management.

All audit and non-audit services must be approved in advance by the audit committee. Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The NASDAQ Stock Market. A copy of the charter of our audit committee is available on our website. During our fiscal year ended December 31, 2021, our audit committee held six meetings and acted by written consent once.

Compensation Committee

Our compensation committee consists of Messrs. Anderson, Ballinger and Zurbay with Mr. Anderson serving as the chairperson. Our board of directors has determined that each member of our compensation committee meets the independence requirements of Nasdaq Rule 5605(d)(2). The compensation committee’s responsibilities include:

▪	Annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and our other executive officers;
▪

Annually reviewing and making recommendations to our board of directors with respect to the compensation of our chief executive officer and determining the compensation for our other executive officers;

▪	Reviewing and making recommendations to our board of directors with respect to director compensation; and
▪	Overseeing and administering our equity incentive plans.

Our chief executive officer and our vice president of human resources make compensation recommendations for our other executive officers and initially propose the corporate and departmental performance objectives under our Executive Incentive Compensation Plan to the compensation committee. From time to time, our compensation committee may use outside compensation consultants to assist it in analyzing our compensation programs and in determining appropriate levels of compensation and benefits. For example, we have periodically engaged Compensia, Inc., to help develop our compensation philosophy, select of a group of peer companies to use for compensation benchmarking purposes and cash and equity compensation levels for our directors, executives and other employees based on current market practices. Our board of directors has adopted a written charter for the compensation committee, which is available on our website. During our fiscal year ended December 31, 2021, our compensation committee held five meetings and acted by written consent nine times.

Nominating and Corporate Governance Committee

Ms. Weatherman and Messrs. Anderson and Lasersohn serve on our nominating and corporate governance committee. Ms. Weatherman serves as the chair of the nominating and corporate governance committee. Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of The NASDAQ Stock Market and SEC rules and regulations. The nominating and corporate governance committee's responsibilities include:

▪	identifying individuals qualified to become members of our board of directors;
▪	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;
▪	reviewing and making recommendations to our board of directors with respect to management succession planning;
▪	developing, updating and recommending to our board of directors’ corporate governance principles and policies;
▪	overseeing the evaluation of our board of directors and committees; and
▪	overseeing our practices with respect to environmental, social and governance matters and significant issues of corporate pubic responsibility.

Our board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on our website. During our fiscal year ended December 31, 2021, our nominating and corporate governance committee held five meetings and acted by written consent once.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. Anderson, Ballinger and Zurbay served as members of our compensation committee. None of the members of our compensation committee is or has been an officer or employee of our company within the past three years. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Board Diversity

We believe it is important to have a balanced and diverse board and are committed to building and maintaining director diversity with members who bring a range of expertise, perspectives, experiences, and personal characteristics pertaining to age, race, gender and ethnicity. Our board of directors is currently comprised of three female directors, constituting 37.5% of our board of directors, and two directors who self-identify as an underrepresented minority.

The following provides information with respect to the diversity, tenure, age, and independence of the members of our board of directors as of March 1, 2022.

Board Diversity Matrix

	Rick D. Anderson	Kevin J. Ballinger	Tanisha V. Carino, Ph.D.	Tony M. Chou, M.D.	Jack W. Lasersohn	Erica J. Rogers	Elizabeth H. Weatherman	Donald J. Zurbay
Race/Ethnicity
African American
Asian / Pacific Islander			●	●
White / Caucasian	●	●			●	●	●	●
Hispanic / Latino
Native American
Gender
Male	●	●		●	●			●
Female			●			●	●

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, such as character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the board of directors and skills that are complementary to the board of directors, an understanding of the Company’s business, an understanding of the responsibilities that are required of a member of the board of directors, other time commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Our board of directors is also committed to a diverse board, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences in considering nominees to the board of directors. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints and diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also nominate candidates for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Secretary at 1213 Innsbruck Drive, Sunnyvale, California 94089. To be timely for our 2023 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 9, 2023 and no later than March 11, 2023.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors and mailing the correspondence to our Secretary at Silk Road Medical, Inc., 1213 Innsbruck Drive, Sunnyvale, California 94089. Our Secretary, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors.

Corporate Governance Guidelines; Code of Business Conduct and Ethics

We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our stockholders. We and our board of directors have been reviewing the corporate governance policies and practices of other public companies, as well as those suggested by various authorities in corporate governance. We have also considered the provisions of the Sarbanes-Oxley Act and the rules of the SEC and the NASDAQ Stock Market.

Based on this review, our board of directors has taken steps to implement many of these provisions and rules. In particular, we have established charters for the audit committee and compensation committee, as well as a Code of Business Conduct and Ethics (“Code of Conduct”) that is provided to all of our employees, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Code of Conduct is posted on the Corporate Governance portion of our website. Any amendments to our Code of Conduct or waivers of our Code of Conduct for directors and executive officers will be posted on the same website.

All employees are expected to conduct business with the highest standards of business ethics. Each employee receives our Code of Conduct. Our Code of Conduct does more than just codify rules of conduct―it is the very foundation by which we conduct business every day. The Code of Conduct describes how we put our values into practice, and provides guidance for our employees and all others who work on our behalf.

We have an open access policy, as well as confidentiality and non-retaliation policies for reporting individuals, signifying that employees are encouraged to discuss any related concerns with management or report concerns anonymously through an Integrity Helpline.

CORPORATE RESPONSIBILITY

Our company remains fully dedicated to the prevention of stroke and to the health and well-being of people with carotid artery disease. Understanding the devastation that stroke can have on an individual and their family, we are passionate about providing an innovative solution that reduces the risk. Fundamentally, we are in this business to transform and improve lives. We are passionate about serving patients and the doctors who use our products and committed to our dedicated employees, our community and running our business in an ethical and compliant way.

Our Corporate Responsibility Report is available on our website at https://investors.silkroadmed.com/corporate-governance and includes more detailed information about our corporate responsibility programs and initiatives. Please note that nothing contained on or accessible through our website, including our Corporate Responsibility Report or sections thereof, shall be deemed incorporated by reference into this proxy statement.

Dedication to Quality and Patient Safety

We are committed to quality, achieving great patient outcomes and ensuring patient safety. Our Quality System, as defined in our Quality Manual, provides the foundation for ensuring that quality is built into the medical devices that we design and develop, manufacture, and supply to our customers. The quality system is designed to ensure compliance with both U.S. Food and Drug Administration (FDA) and European regulations governing the design and development, manufacture, release, distribution and traceability of our medical devices. As regulations continue to evolve and as additional geographies are considered for commercialization, we expect the quality system to be updated accordingly. We maintain ISO 13485:2016 certification, which pertains to the design, manufacture and distribution of peripheral and neurointerventional devices and accessories.

Building and Supporting Human Capital

We understand the commitment our employees make to our company and we take our commitment to them very seriously. Consistent with this commitment, we strive to create a work environment in which everyone is empowered to develop, to contribute, and to thrive. We strongly believe our corporate culture is the operating system that powers the Company. We talk about it, obsess over it, and have even given it a name – Cartwheel Culture.

Our Cartwheel Culture is uniquely ours and it’s one we love and nurture every day. Our Cartwheel Culture provides a shared set of beliefs that drives everyday behaviors. These include:

•

Courage: We think big. We act boldly. We take on new challenges. We challenge ourselves and our colleagues to try new things that are difficult. We take smart risks. We explore new ideas and do things differently.

•	Focus on Core Strength: We unleash our strengths and shore up weaknesses in our company, in every department and in each member of our company.
•

Flexibility: We view opportunities and challenge from all angles…even upside down. We explore all possibilities and are both willing and able to respond to changing circumstances and expectations. We make it a priority to listen and understand other people’s ideas and viewpoints.

•	Lend a Hand: We actively support each other to achieve our common goal. Teamwork Matters.
•

Persistence: We believe that innovation comes from persistence and learning from our mistakes. We are persistent in the pursuit of our goals and believe that it’s better to try and sometimes fail than to sit tight and fail for sure. We learn from the mistakes we make and move forward.

We conduct an annual employee engagement survey and had a 94% participation rate. The results are reviewed by management to execute on impactful and meaningful actions in response to feedback received.

Commitment to Diversity and Inclusion

As of December 31, 2021, we had 352 employees, all located within the United States. 210 employees were in marketing, sales, and administrative roles, 72 were in research and development roles, and 70 were in manufacturing operations. Our workforce consists of a highly skilled, diverse, and engaged team dedicated to the Company’s mission and goals.

We are proud of the diversity in our organization and we strive to create an inclusive work environment that represents the diversity of the communities where we live and work. Approximately 39% of our organization is ethnically diverse. In addition, women represent 48% of our organization. Among leadership roles within the Company, women represent 50% of our people leaders and 50% of our executive leaders.

We actively recruit candidates from a variety of backgrounds and work to ensure a fair interview and selection process. We are also active in building a pipeline of diverse candidates through our Summer @ the Road internship program, through which we have partnered with organizations such as East Side Prep in East Palo Alto, California, and diversity groups at several universities from which we recruit students.

Commitment to a Workplace Free of Discrimination and Harassment

In addition to our focus on our Cartwheel Culture, we strive to create a workplace that is free of bias, prejudice, discrimination and harassment. Our employment policies are designed to protect all employees, provide for their welfare and guide our behaviors and interactions. In short, we do not tolerate discrimination or harassment and we are committed to fostering a workplace free from harassment based on any protected characteristic.

Commitment to Equal Employment Opportunity

We endeavor to provide a work environment in which all individuals are treated with respect and dignity. Everyone should have the right to work in a professional atmosphere that promotes equal employment opportunities in all aspects of employment and personnel matters (including, without limitation, recruiting and hiring, job assignment, compensation, opportunities for advancement, evaluation, benefits, training, discipline, and termination), and prohibits discriminatory practices.

Commitment to Creating a Safe, Healthy and Secure Work Environment

We work hard to provide a safe, healthy and secure work environment for all employees and visitors. Safety is extremely important to us and we believe that we comply with all applicable health, safety and environmental laws as well as our own safety programs. These safety programs and associated procedures have been developed with employees’ safety in mind. These programs include an Injury and Illness Prevention Program, an Emergency Action Plan, an Exposure Control Plan, a Hazard Communication Program and a Hazardous Waste Management Program. In addition, any employee working in a hospital operating room is required to wear a dosimetry badge that monitors occupational radiation exposure and compliance with annual limits.

In addition, the COVID-19 pandemic required us to affirm our commitment to employee safety while we ensured business continuity for our physician customers and their patients. We have accepted new ways of working and interacting and this has caused a shift in how we operate in our two office locations and in the hospitals in which we work. We maintain important safety protocols including requiring all employees to be vaccinated against the COVID-19 virus and provide for a hybrid work schedule for positions where that is possible. This shift required that we and every member of our company embrace a new way of working and put new energy into creating an office environment that is safe, healthy, and inspiring to work in.

Commitment to Competitive and Fair Compensation

We believe that employees should be compensated fairly for their contributions to the Company. We strive to pay competitive salaries and hourly wages, based on annual benchmarking completed for all positions throughout the Company. We incorporate external benchmarking surveys to guide our assessment of compensation competitiveness. Each position is evaluated based on level of the role, the complexity of the position, and years of experience required to perform the job. Our compensation program consists of three primary components: 1) base salary; 2) short-term cash incentives, including annual bonus targets (non-sales) and commission plans (sales); and 3) equity. The Compensation Committee is responsible for our executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. We also offer all employees the option to participate in our Employee Stock Purchase Plan (ESPP). Participants in the ESPP may purchase our stock at a discount to the market price. We believe our ESPP, along with our new hire equity grants and refresh equity grants, helps to build an ownership mindset amongst participating employees and align their interest with those of our stockholders.

Commitment to the Health and Wellbeing of our Employees

We consider the health and wellbeing of our employees and their families among our top priorities.  We offer a comprehensive employee benefits package with a variety of options. These programs include medical, dental, vision, life insurance, disability, retirement  (including a Company match on the 401(k) plan), flexible spending accounts, health savings accounts (with a substantial employer contribution), and an employee assistance program. We pay approximately 91% of the healthcare premium costs on behalf of our employees. For new parents, we offer up to 160 hours of child bonding leave and provide a benefit for new moms who travel for business that allows for them to pump milk and ship it back home. In addition, we provide paid vacation and holiday time.

Commitment to Learning and Development

We believe that the professional development of our employees is a critical element to the success of our company. We are investing in a robust learning and development program that provides employees at all levels of the Company opportunities to build and grow their skills in their current roles and prepare them for future roles in the Company.

We have an extensive training and development program in place for our salesforce that includes a robust clinical training continuum for our therapy development specialists, area managers and area directors. Upon hire, these employees attend a training program that includes intensive clinical/practical application training and the observation of live TCAR cases followed by intermediate training with advanced clinical education. Employees in these roles also attend regular continuing education courses on clinical topics to ensure their knowledge is current.

We also actively support the professional education of people managers through a leadership development program that builds important leadership skills through online and live training programs. In addition, we provide training that builds knowledge on our product design, manufacturing process and also enhances skills on daily tasks including software tools and applications.

Commitment to the Environment

As a growing medical technology company, we work to minimize our impact on the environment and climate change and have therefore incorporated environmentally sustainable practices wherever possible into our facilities and manufacturing operations. As we continue to grow, we are faced with additional considerations about how our company may impact other areas of society, including expanded responsibilities related to caring for the environment. Our environment,  health and safety activities are led by the Vice President, Operations and Vice President, Human Resources. We endeavor to conserve natural resources and reduce or eliminate adverse environmental, health and safety risks associated with our business. We seek to comply with all applicable environmental, health and safety laws, rules and regulations.

Commitment to Corporate Philanthropy

Through our corporate philanthropy program, Lend a Hand, we are committed to supporting social causes and educational initiatives that help build stronger and healthier communities. Over the years, we have been involved in a variety of projects, including holiday gift drives, school backpack drives, the hand making and donation of blankets to a local rehabilitation and healthcare center near our Sunnyvale, California headquarters, participation in the Stroke Awareness Foundation’s Fight Stroke Walk, and building bikes for underprivileged children. In addition, we have provided financial support to the Valley Medical Foundation, American Heart Association, Meals on Wheels America, and Stroke Awareness Foundation. During the COVID-19 pandemic, we also used our logistics team to distribute PPE Equipment, including face masks, frocks, gloves, shoe covers, beard covers and hairnets donated by a third party to hospitals around the U.S. We plan to continue our support of local communities in the future.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, political, regulatory, legal and compliance, and reputational risk. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our board of directors reviews strategic and operational quality, regulatory and compliance risks in the context of reports from the management team, receives reports on all significant committee activities and evaluates the risks inherent in significant transactions.

Director Compensation

Our board of directors approved our Outside Director Compensation Policy in April 2019, as most recently amended in November 2021, to compensate each non-employee director for his or her service. Our board of directors will have the discretion to revise non-employee director compensation as it deems necessary or appropriate. Each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards, as described below:

Cash Compensation. All non-employee directors are entitled to receive the following cash compensation for their services:

▪	$40,000 per year for services as a board member;
▪	$46,000 per year additionally for service as chairperson of the board of directors;
▪	$20,000 per year additionally for service as chairperson of the audit committee;
▪	$8,000 per year additionally prior to December 5, 2021 and $10,000 per year additionally thereafter for service as an audit committee member;
▪	$15,000 per year additionally for service as chairperson of the compensation committee;
▪	$6,000 per year additionally prior to December 5, 2021 and $8,000 per year additionally thereafter for service as a compensation committee member;
▪	$10,000 per year additionally for service as chairperson of the nominating and corporate governance committee; and
▪	$5,000 per year additionally for service as a nominating and corporate governance committee member.

Each annual cash retainer and additional annual fee is paid quarterly in arrears on a prorated basis.

Each non-employee director may also elect to receive all or part of his or her cash retainer and additional fee payments in the form of stock options under our 2019 Equity Incentive Plan, or 2019 Plan. Elections to receive cash retainer and additional fee payments in the form of options with respect to services to be performed during the period commencing on the date of an annual meeting of our stockholders, or an Annual Meeting, and ending on the following year’s Annual Meeting must generally be made on or prior to December 31st of the year prior to the year in which such annual period commences, or such earlier deadline as established by our board of directors or compensation committee (an “annual election”). Each individual who first becomes a non-employee director is permitted to elect to convert cash retainer and additional fee payments payable in the same calendar year through the date of the following year’s Annual Meeting into options, provided that the election is made prior to the date the individual becomes a non-employee director (an “initial election”).

All options granted in lieu of cash retainer and additional fee payments will vest in quarterly installments that generally track when cash retainer or additional fee payments would have been paid, with the final vesting event occurring on the date of the next Annual Meeting following the date of grant. Options granted in connection with an annual election will generally be granted on the date of the next Annual Meeting following the calendar year in which the election is made. Options granted in connection with an initial election will generally be granted either on the fifth of the month following the month of the individual’s election or appointment to our board of directors or on the date of the next Annual Meeting that occurs in the same calendar year as the individual’s election or appointment to our board of directors.

Equity Compensation. Non-employee directors are entitled to receive all types of awards (except incentive stock options) under the 2019 Plan (or the applicable equity plan in place at the time of grant), including discretionary awards not covered under the Outside Director Compensation Policy. Nondiscretionary, automatic grants of stock options and restricted stock units are made to our non-employee directors as follows:

▪

Initial Grant. Each person who first becomes a non-employee director will be granted an award of stock options with a value of $175,000. Effective October 1, 2021, each person who first becomes a non-employee director will be granted an award of stock options with a value of $200,000.

▪

Annual Grant. Each non-employee director will be granted an award of stock options with a value of $86,250 and an award of restricted stock units with a grant date fair value of $28,750, on the date of each Annual Meeting. On the date of each Annual Meeting beginning with the 2022 Annual Meeting of Stockholders, each non-employee director will be granted an award of stock options with a value of $93,750 and an award of restricted stock units with a grant date fair value of $31,250.

The “value” for the options described above means the grant date fair value calculated in accordance with the Black-Scholes option valuation methodology, or such other methodology our board of directors or compensation committee may determine. The term of each option described above will be ten years from the date of grant, subject to earlier termination as provided in the 2019 Plan. The exercise price per share of each option will equal the closing trading price of a share of our common stock on the date of grant.

Subject to the applicable provisions of the 2019 Plan as further described under the section titled “Employee Benefit and Stock Plans,” (i) each Initial Option Grant will be scheduled to vest as to one-third of the shares subject to such Initial Option Grant on each annual anniversary of the date the applicable non-employee’s service as a non-employee director commenced, subject to the non-employee director continuing to provide services to the Company through the applicable vesting date and (ii) each Annual Grant will be scheduled to vest on the earlier of (a) the annual anniversary of the date of grant of such Annual Grant, or (b) the day immediately prior to the Annual Meeting next following the date the Annual Grant is awarded, provided that for either (a) or (b), the non-employee director has remained in continuous service with the Company through the applicable vesting date. Additionally, pursuant to our Outside Director Compensation Policy, in the event of a change in control, each outstanding and unvested equity award, including each Initial Grant and Annual Grant, held by a non-employee director who remains in continuous service through the date of such change in control will accelerate and fully vest.

Pursuant to our Outside Director Compensation Policy, no non-employee director may be issued, in any fiscal year, cash compensation and equity awards with an aggregate value greater than $500,000, increased to $1,000,000 for the fiscal year an individual initially becomes a member of our board of directors. Any cash compensation paid or equity awards granted to an individual for his or her services as an employee, for his or her services as a consultant (other than as a non-employee director), will not count for purposes of this limitation.

Compensation for Fiscal Year 2021

The following table sets forth a summary of the compensation received by our non-employee directors during our fiscal year ended December 31, 2021:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)(3)	Total ($)
Rick D. Anderson	8,556	28,728	146,245	183,529
Kevin J. Ballinger	333	28,728	140,243	169,304
Tanisha V. Carino, Ph.D(4)	—	—	209,989	209,989
Tony M. Chou, M.D.	—	28,728	126,244	154,972
Jack W. Lasersohn	10,417	28,728	185,230	224,375
Elizabeth H. Weatherman	—	28,728	136,234	164,962
Donald J. Zurbay	66,167	28,728	86,241	181,136

_______________________

(1)

The amounts reported represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director for their service as a director during fiscal year 2021, including any annual retainer fees and committee fees.

(2)

The amount reported represents the aggregate grant-date fair value of the stock awards and stock options awarded, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2021 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Common Stock Valuation and Stock-Based Compensation.”

(3)

These amounts include the fair value of option awards received as (i) an initial award for Dr. Carino and an annual award for Mr. Anderson, Mr. Ballinger, Dr. Chou, Mr. Lasersohn, Ms. Weatherman and Mr. Zurbay under our non-employee director compensation policy and (ii) with respect to certain directors, in connection with their respective elections under our non-employee director compensation policy, made prior to the start of the year in which the fees were earned, to receive their cash retainers and additional fees in the form of stock options. The annual value of the fees forgone in lieu of options was $60,000 for Mr. Anderson, $54,000 for Mr. Ballinger, $35,000 for Dr. Carino (pro-rated as of her appointment date), $40,000 for Dr. Chou, $99,000 for Mr. Lasersohn, and $50,000 for Ms. Weatherman. The number of shares subject to the options was 2,829 shares for Mr. Anderson, 2,546 shares for Mr. Ballinger, 1,609 shares for Dr. Carino, 1,886 shares for Dr. Chou, 4,667 shares for Mr. Lasersohn, and 2,357 shares for Ms. Weatherman.
(4)	Dr. Carino was appointed to the board of directors effective July 22, 2021.

Equity awards granted to our non-employee directors during 2021 were as follows:

Name	Grant Date	Shares Subject to Stock Awards	Stock Awards ($)(1)	Shares Subject to Option Awards	Option Awards ($)(1)
Rick D. Anderson	6/17/2021	570	28,728	4,066	86,241
	6/17/2021	—	—	2,829	60,004
Kevin J. Ballinger	6/17/2021	570	28,728	4,066	86,241
	6/17/2021	—	—	2,546	54,002
Tanisha V. Carino, Ph.D.	7/22/2021	—	—	8,487	174,981
	8/5/2021	—	—	1,609	35,008
Tony M. Chou, M.D.	6/17/2021	570	28,728	4,066	86,241
	6/17/2021	—	—	1,886	40,003
Jack W. Lasersohn	6/17/2021	570	28,728	4,066	86,241
	6/17/2021	—	—	4,667	98,989
Elizabeth H. Weatherman	6/17/2021	570	28,728	4,066	86,241
	6/17/2021	—	—	2,357	49,993
Donald J. Zurbay	6/17/2021	570	28,728	4,066	86,241

_______________________

(1)

The amount reported represents the aggregate grant-date fair value of the stock awards and stock options awarded, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2021 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Common Stock Valuation and Stock-Based Compensation.”

Equity awards outstanding as of December 31, 2021, held by our non-employee directors were as follows:

Name	Shares Subject to Outstanding Stock Awards	Shares Subject to Outstanding Options
Rick D. Anderson	570	13,586
Kevin J. Ballinger	570	14,358
Tanisha V. Carino, Ph.D.	—	10,096
Tony M. Chou, M.D.	570	24,379
Jack W. Lasersohn	570	27,872
Elizabeth H. Weatherman	570	60,626
Donald J. Zurbay	570	192,695

Directors who are also our employees receive no additional compensation for their service as directors. During 2021, Erica J. Rogers, who is one of our directors, was also an employee of our Company. See “Executive Compensation—Fiscal 2021 Summary Compensation Table” for additional information about the compensation for Ms. Rogers.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of eight members. In accordance with our amended and restated certificate of incorporation, our board of directors is currently divided into three staggered classes of directors. At each annual meeting of stockholders beginning with this one, a class of directors will be elected for a one-year term. At the Annual Meeting, two Class III directors will be elected for a one-year term.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. At the 2024 annual meeting of stockholders, all directors will stand for election and our board of directors will no longer have three classes.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Elizabeth H. Weatherman and Donald J. Zurbay as nominees for election as Class III directors at the Annual Meeting. If elected, each of Elizabeth H. Weatherman and Donald J. Zurbay will serve as Class III directors until our 2023 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Elizabeth H. Weatherman and Donald J. Zurbay. We expect that each of Elizabeth H. Weatherman and Donald J. Zurbay.  Will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes and abstentions will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing stockholders with an advisory vote on the overall compensation of our Named Executive Officers.

We are asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers (“NEOs”), as disclosed pursuant to Securities and Exchange Commission rules, including in the Compensation Discussion & Analysis, the executive compensation tables and related material included in this proxy statement. This proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to express their views on our executive compensation program and policies. The vote is not intended to address any specific item of compensation, but rather to address our overall approach to the compensation of our NEOs described in this proxy statement.

Vote Required

The advisory vote to approve the compensation of our Named Executive Officers, will be approved if the majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon vote for approval. The result of this vote will be considered the advisory vote of our stockholders. If you elect to abstain from voting on this proposal, the abstention will not have any effect on the advisory vote.

Your vote on this proposal is advisory, and therefore not binding on the Company or the board of directors, and will not be interpreted as overruling a decision by, or creating or implying any additional fiduciary duty for, the board of directors. Nevertheless, our board of directors values the opinions of our stockholders and will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our NEOs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE COMPENSATION OF OUR NEOs.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), independent registered public accountants, to audit our financial statements for our fiscal year ending December 31, 2022. During our fiscal year ended December 31, 2021, PwC served as our independent registered public accounting firm.

Notwithstanding the appointment of PwC and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table represents aggregate fees billed to us for the years ended December 31, 2021 and 2020 by PricewaterhouseCoopers LLP. All fees below were approved by our Audit Committee.

Year Ending December 31,	2021	2020
Audit fees(1)	$1,814,000	$2,255,000
Audit related fees	—	—
Tax fees	—	—
All other fees	1,000	1,000
Total	$1,815,000	$2,256,000

_______________________

(1)

Audit fees consist of professional services rendered for the audits of our financial statements and reviews of quarterly financial statements. The audit fees incurred in 2020 also include fees of $193,000 related to services performed in connection with our public offering, which was completed in May 2020, and review of documents filed with the SEC.

Auditor Independence

In our fiscal year ended December 31, 2021, there were no other professional services provided by PwC that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to PwC for our fiscal years ended December 31, 2021 and 2020 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of The NASDAQ Stock Market and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Company’s website. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee will review and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s financial statements. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare the Company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and PwC;
•

discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Based on the audit committee’s review and discussions with management and PwC, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Donald J. Zurbay (Chairperson)

Kevin J. Ballinger

Jack W. Lasersohn

This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 1, 2022. Our executive officers are appointed by, and serve at the discretion of, our board of directors. Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Title
Erica J. Rogers	58	President, Chief Executive Officer and Director
Lucas W. Buchanan	44	Chief Operating Officer and Chief Financial Officer
Andrew S. Davis	53	Chief Commercial Officer
Richard M. Ruedy	55	Executive Vice President of Regulatory Affairs, Clinical Affairs and Quality Assurance

For a brief biography of Ms. Rogers, please see “Board of Directors and Corporate Governance — Continuing Directors.”

Lucas W. Buchanan.  Mr. Buchanan has served as our Chief Operating Officer since October 2020 and as our Chief Financial Officer since July 2016. Mr. Buchanan originally joined us in August 2009 and has held multiple roles including Executive Vice President, Commercialization and Corporate Development and Vice President, Marketing and Business Development. From May 2013 to May 2014, Mr. Buchanan was a Senior Director of Strategy and Corporate Development at Impax Laboratories. From 2009 to 2011, Mr. Buchanan was part of our early team while employed at The Vertical Group, a venture capital firm and the founder of our Company. He previously worked at Medtronic and at Ernst & Young Corporate Finance LLC. Mr. Buchanan received a B.A. in economics from Duke University and an M.B.A. in health care management from The Wharton School at the University of Pennsylvania.

Andrew S. Davis.  Mr. Davis has served as our Chief Commercial Officer since July 2020 and served as our Executive Vice President of Global Sales and Marketing since May 2015. From September 2014 to May 2015, Mr. Davis was Vice President of Sales and Marketing for U.S. and Canada in the Advanced Wound Therapy Group of Acelity. Mr. Davis previously held various leadership positions at Medtronic from 1999 until September 2014, where he most recently served as U.S. Vice President of Sales for CoreValve catheter-based therapies and prior to that was U.S. Vice President of Sales for Endovascular. Prior to Medtronic, Mr. Davis worked in sales at Boston Scientific. Mr. Davis received a B.S. in political science from Florida State University.

Richard M. Ruedy.  Mr. Ruedy joined us in 2011 and is the Executive Vice President of Clinical and Regulatory Affairs, and Quality Assurance. Mr. Ruedy was previously Vice President of Regulatory, Clinical and Quality for Nevro Corporation from 2009 to 2010. Prior to Nevro, Mr. Ruedy served as Vice President of Regulatory Clinical and Quality affairs of Cardica, Inc. from April 2007 to May 2009. Mr. Ruedy also previously served as Director of Regulatory Affairs at Abbott Vascular, co-founded Acta Vascular (acquired by Covidien) and previously held positions of increasing responsibility at Edwards Lifesciences, Medtronic, TriPath Imaging (acquired by Becton Dickinson), and Parallax Medical (acquired by Arthrocare). Mr. Ruedy received a B.A. in English and international relations from Bucknell University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to assist our stockholders in understanding our executive compensation program by providing an overview of our executive compensation-related policies, practices, and decisions for fiscal year 2021. It also explains how we determined the material elements of compensation for our principal executive officer, our principal financial officer, and the executive officers (other than our principal executive officer and principal financial officer) who were our most highly-compensated executive officers as of December 31, 2021, and who we refer to as our “named executive officers.” For 2021, our named executive officers were:

▪	Erica J. Rogers, our President, Chief Executive Officer and Director;
▪	Lucas W. Buchanan, our Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer);
▪	Andrew S. Davis, our Chief Commercial Officer; and,
▪	Richard M. Ruedy, our Executive Vice President of Clinical, Regulatory Affairs, and Quality Assurance.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation element that we provide to our executive officers. In addition, it explains how and why the compensation committee of our board of directors arrived at the specific compensation decisions for our executives, including our named executive officers, in 2020.

Overview

We are a medical device company focused on reducing the risk of stroke and its devastating impact. We believe a key to stroke prevention is minimally invasive and technologically advanced intervention to safely and effectively treat carotid artery disease, one of the leading causes of stroke. We have pioneered a new approach for the treatment of carotid artery disease called transcarotid artery revascularization, or TCAR, which we seek to establish as the standard of care.

2021 Business Highlights

▪	Revenue for the full year 2021 was $101.5 million, an increase of $26.2 million or 35%, compared to 2020.
▪	Gross profit for the full year 2021 was $76.0 million compared to $53.9 million for 2020.
▪	Gross margin for the full year 2021 increased to 75% compared to 72% in 2020.
▪	Operating expenses were $123.5 million for the full year 2021, compared to $96.8 million in 2020.
▪	Loss from operations was $47.5 million for 2021, as compared to a loss of $42.9 million in 2020.
▪	Cash and cash equivalents were $110.2 million as of December 31, 2021.

2021 Executive Compensation Highlights

Consistent with our performance and compensation philosophy as detailed below, the compensation committee took the following key actions with respect to compensation of our named executive officers for and during 2021:

Base Salary. Consistent with our intended approach to provide compensation competitive with peer companies, in 2021, the compensation committee increased base salaries in the range of 3.2% – 4.5%. Our practice has been to review base pay early in the calendar year with changes effective March of the same year. In 2021, the decision was made to delay increases by several months due to the continued impact of COVID-19 on our business. In November 2021, the board of directors approved a base salary increase for our Chief Executive Officer of 4.5%, setting her base salary at $575,000 annually, effective as of October 1, 2021. This change set her base pay rate closer to the midpoint of the range of Chief Executive Officer roles in our peer companies. Furthermore, in July 2021, the compensation committee approved a base salary increase of 4.5% for Mr. Davis to $460,000 annually, effective August 1, 2021, and a base salary increase of 3.2% for

Mr. Ruedy to $325,000 annually, effective October 1, 2021. No change was made to the base salary of Mr. Buchanan due to his promotion and base pay change in the fourth quarter of the prior year.

Annual Bonus. Consistent again with our intended approach to provide compensation competitive with peer companies, in February 2021, the compensation committee reviewed the bonus targets for our named executive officers and made no changes to the targets for 2021.

In February 2022, based on the assessment of specific financial measures and operating objectives related to the Company’s near-term and long-term priorities, the compensation committee approved bonus payouts of 96.1% of the target for our named executive officers for fiscal 2021. Also, in February 2022, the compensation committee made the decision to provide the bonus payouts in cash,  which were paid in March 2022.

Long-Term Incentive Compensation. In order to align the long-term interests of our executives and stockholders, support retention and provide motivational value, in March 2021 the compensation committee granted long-term incentive compensation in the form of stock options to purchase shares of our common stock and restricted stock unit (“RSU”) awards under our 2019 Plan that may be settled for shares of our common stock. These awards are intended to provide long-term incentive compensation that is comparable with similar roles in our peer companies. The options and the RSUs each vest over a total of four years, provided the executive continues to provide services to the Company through each vesting date. The aggregate grant date fair value of awards made in fiscal 2021 ranged from $2,328,620 for our Chief Executive Officer and from $463,024 to $1,212,457 for our other named executive officers. In addition to awards made in March 2021, the compensation committee granted Mr. Davis RSUs with a grant date fair value of $2,000,006 as a retention grant in August 2021 in order to make Mr. Davis’ total equity compensation package competitive with our peer companies and to align with his current scope of responsibilities.

Executive Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2020, the following executive compensation policies and practices were in place, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

What We Do	What We Don’t Do

Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation policies and practices.

Retain an Independent Compensation Advisor. The compensation committee engages and retains its own advisors. During 2021, the compensation committee engaged Compensia, Inc. to provide information, analysis, and other advice to assist with its responsibilities. Compensia performs no other consulting services for the Company.

No “Single Trigger” Change in Control Severance Payments or Benefits. We do not provide “single trigger” change in control severance payments or benefits to our named executive officers.

No Excise Tax Payments on Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

Emphasize Long-Term Equity Compensation. The compensation committee uses equity awards to deliver long-term incentive compensation opportunities to our executives, including our named executive officers. These equity awards vest or may be earned over multi-year periods, which better serves our long-term value creation goals and retention objectives.

Reasonable Change-in-Control Arrangements. The post-employment compensation arrangements for our executives, including our named executive officers, provide for amounts and multiples that are within reasonable market norms.

Prohibition on Hedging and Pledging. Under our Insider Trading Policy, we prohibit our employees from hedging any Company securities and from pledging any Company securities as collateral for a loan.

Succession Planning. Our board of directors reviews the risks associated with our key executive positions on an annual basis so that we have an adequate succession strategy.

Limited Perquisites. We provide minimal perquisites and other personal benefits to our named executive officers.

No Tax Reimbursements on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, except in limited circumstances to achieve specific business objective.

No Special Retirement, Health, or Welfare Benefits. We do not provide our named executive officers with any retirement, health or welfare benefit programs, other than participation in our broad-based employee plans and programs on the same basis as our other full-time, salaried employees.

No Stock Option Repricing. We do not reprice options to purchase shares of our common stock without stockholder approval.

Stockholder Advisory Votes on Named Executive Officer Compensation

Annually, the Company offers stockholders the opportunity to cast an advisory vote on our executive compensation program (commonly known as a “Say-on-Pay” vote).  At the Annual Meeting of Stockholders to which this proxy statement relates, we will be conducting a non-binding vote on the compensation of our named executive officers.  See Proposal No. 3 in this proxy statement.

We value the opinions of our stockholders. Our board of directors and the compensation committee will consider the outcome of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Results of Stockholder Advisory Vote on Named Executive Officer Compensation

At our annual meeting on June 17, 2021, 85.9% (excluding abstentions and broker non-votes) of the votes were in favor of the say-on-pay proposal covering our executive compensation program last year. Although a majority of stockholders expressed support for the compensation of our named executive officers, the compensation committee values any additional stockholder feedback and endeavors to respond to stockholders’ concerns. We regularly communicate with our stockholders to better understand their opinions on our business strategy and objectives and to obtain feedback regarding other matters of investor interest, such as executive compensation. Additionally, the compensation committee obtains feedback, advice, and recommendations on compensation best practices from its independent external compensation consultant, Compensia, and assesses the reports and publications of proxy advisory firms. The compensation committee also reviews the Company's performance, the compensation practices of its peers and compensation surveys and other materials regarding general and executive compensation.

Executive Compensation Philosophy and Guiding Principles

We have designed our executive compensation program to reward our executives, including our named executive officers, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain, and motivate them to exert their best efforts in the highly competitive environments in which we operate. We believe that competitive compensation packages consisting of a combination of base salaries, annual bonus opportunities, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period, enable us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives, and align the compensation of our executives with our performance and long-term value creation for our stockholders.

The compensation committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. In designing and implementing the various elements of our executive compensation program, the compensation committee considers market and industry practices, including the compensation practices of our peer group, as discussed below. While the compensation committee considers a multitude of factors in its deliberations, it places no formal weighting on any one factor.

As we continue to grow, the compensation committee will evaluate our compensation philosophy and program objectives as circumstances require. At a minimum, we expect the compensation committee to review executive compensation annually.

Compensation-Setting Process

Role of the Compensation Committee

The compensation committee, among its other responsibilities, establishes our compensation philosophy, provides oversight of the Company’s compensation policies, and reviews and approves our executive compensation program, including the specific compensation of our named executive officers and other executives. The compensation committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executives. The compensation committee’s authority, duties, and responsibilities are described in its charter, which is reviewed regularly and revised and updated as warranted. The charter is available on our Company website at https://investors.silkroadmed.com.

While the compensation committee determines our overall compensation philosophy and approves the compensation of our executives, it relies on its compensation consultant and legal counsel, as well as our Chief Executive Officer, our Chief Operating Officer and Chief Financial Officer, and our Vice President, Human Resources to formulate recommendations with respect to specific compensation actions. The compensation committee makes all final decisions regarding compensation, including base salary levels, target annual bonus opportunities, actual bonus payments, and long-term incentives in the form of equity awards. The compensation of our Chief Executive Officer is additionally reviewed and approved by the full board of directors without her participation. The compensation committee meets on a regularly scheduled basis and at other times as needed. The compensation committee periodically reviews compensation matters with our board of directors.

At the beginning of each year, the compensation committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions, and decisions are (i) properly coordinated, (ii) aligned with our vision, mission, values, and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executives, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the compensation committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.

The factors considered by the compensation committee in determining the compensation of our executives, including our named executive officers, for 2021 included:

▪	the recommendations of our Chief Executive Officer (except with respect to her own compensation);
▪	our performance against the short-term and long-term financial, operational and strategic objectives established by the compensation committee and our board of directors;
▪	the need to retain executives;
▪	a review of the relevant competitive market analysis prepared by its compensation consultant and advisors;
▪	the scope of each individual executive officer’s role compared to other similarly situated executives at the companies in our peer group and/or selected compensation surveys;
▪	the knowledge, skills, experience, qualifications, tenure and expected future contribution of the individual executive officer;
▪	historical compensation provided to our executives; and
▪	internal pay equity based on the impact on our business and performance.

The compensation committee did not weight these factors in any predetermined manner, nor did it apply any formulas in making its decisions. The members of the compensation committee considered this information in light of their individual experience, knowledge of the Company, knowledge of each executive officer, knowledge of the competitive market, and business judgment in making their decisions regarding executive compensation and our executive compensation program.

As part of this process, the compensation committee also evaluates the performance of our Chief Executive Officer each year and makes a recommendation to the board of directors regarding her base salary adjustments, target annual bonus opportunities, actual bonus payments, and long-term incentives in the form of equity awards. Our Chief Executive Officer is not present during any of the deliberations regarding her compensation.

Role of our Chief Executive Officer and Management

The compensation committee works with members of our management, including our Chief Executive Officer and Vice President, Human Resources, in determining the compensation of our named executive officers and other executives. Our management works with the compensation committee to recommend the structure of the annual bonus plan, and to identify and develop corporate performance objectives for such plan, and to evaluate actual performance against the selected measures. Our Chief Executive Officer also makes recommendations to the compensation committee as described in the following paragraph and is involved in the determination of compensation for executives.

At the beginning of each year, our Chief Executive Officer reviews the performance of our executives, including the named executive officers, for the previous year and then makes recommendations to the compensation committee for each element of compensation. Using her subjective evaluation of each executive’s performance and taking into consideration historical compensation awards to our executives and named executive officers and our corporate performance during the preceding year, these recommendations include base salary adjustments, target annual bonus opportunities for the subsequent year, actual bonus payments for the previous year, and long-term incentives in the form of equity awards for each of our executives (other than herself). The compensation committee then reviews these recommendations and considers the factors described above and makes decisions as to the total direct compensation of each executive (other than our Chief Executive Officer), as well as each individual compensation element.

While the compensation committee considers our Chief Executive Officer’s recommendations (for executives other than herself), as well as the competitive market analysis prepared by its compensation consultant, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our executives and named executive officers. Ultimately, the compensation committee applies its own business judgment and experience to determine the individual compensation elements and amount of each element for our executives. Moreover, no executive participates in the determination of the amounts or elements of his or her own compensation.

Role of the Compensation Consultant

Pursuant to its charter, the compensation committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as it determined in its sole discretion, to assist in carrying out its responsibilities. The compensation committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the compensation committee.

For fiscal 2021, the compensation committee engaged Compensia, Inc., a national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the compensation committee by Compensia were as follows:

▪	assisted in developing a relevant group of peer companies to help our compensation committee determine the appropriate level of overall compensation for our executives;
▪	provided advice with respect to compensation best practices and market trends for executives and members of our board of directors;
▪	conducted an analysis of the levels of overall compensation and each element of compensation for our executives;
▪	conducted an analysis of the levels of overall compensation and each element of compensation for the members of our board of directors; and,
▪	provided ad hoc advice and support throughout the year.

Representatives of Compensia attend meetings of the compensation committee as requested and also communicate with the compensation committee outside of meetings. Compensia reports to the compensation committee rather than to management, although Compensia may meet with members of management, including our Chief Executive Officer and Vice President, Human Resources, for purposes of gathering information on proposals that management may make to the compensation committee. During 2021, Compensia met with various executives to collect data and obtain management’s perspective on various executive compensation proposals.

The compensation committee may replace its compensation consultant or hire additional advisors at any time. Compensia has not provided any other services to us and has received no compensation other than with respect to the services described above.

The compensation committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable listing standards of the NASDAQ Stock Market, and has concluded that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has not raised any conflict of interest.

Competitive Positioning

As part of its deliberations, the compensation committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies developed by the compensation committee, as well as compensation survey data. The compensation peer group consists of health care supplies and equipment companies that are similar to us in terms of revenue, market capitalization and industry focus. In November 2020, the compensation committee, with the assistance of Compensia and input from management, developed and approved the following compensation peer group of 17 publicly traded companies for purposes of understanding the competitive market for executive talent for the purposes of fiscal 2021 compensation decisions:

Acutus Medical	Inari Medical	ShockWave Medical
Atrion	Inspire Medical Systems	SI-Bone
Axonics Modulation Technologies	LeMaitre Vascular	STAAR Surgical Company
Cerus	OrthoPediatrics	Tactile Systems Technology
Eargo	Outset Medical	Vapotherm
GenMark Diagnostics	Pulmonx

The companies in this compensation peer group were selected on the basis of their similarity to us in terms of industry and financial characteristics, as determined using the following primary criteria:

▪	publicly traded health care supplies and equipment companies, and other health care companies, with a preference for companies that treat cardiovascular diseases;
▪	headquartered in the United States;
▪	revenues of ~0.4x to ~2.5x our annual revenue; and,
▪	a range of ~0.4x to ~2.5x our market capitalization.

Where appropriate, the peer group was further refined by focusing on companies with strong one- and three-year revenue growth (where applicable), strong market cap-to-revenue multiples and companies with similar headcount.

The competitive data drawn from this compensation peer group is one of several factors that the compensation committee considers in making its decisions with respect to the compensation of our named executive officers. Although the compensation committee does not rely solely on benchmarking to determine any element of compensation or overall compensation, the Committee does believe that compensation data is important to assess whether our executive compensation falls within a competitive range against industry norms.

The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the business of the companies in the peer group.

Compensation Elements

In 2021, the three primary elements of our executive compensation program consisted of base salary, annual bonus opportunities, and long-term incentive compensation in the form of stock options and RSUs. Our executives also participate in the standard employee benefit plans available to most of our employees. In addition, our executives are eligible for post-employment (severance and change of control) payments and benefits under certain circumstances. Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our executives, including our named executive officers, in 2021 under each of these elements.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a stable management team. Base salaries for our executives are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.

Generally, we establish the initial base salaries of our executives through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executives. Thereafter, the compensation committee reviews the base salaries of our executives, including our named executive officers, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In September 2021, the compensation committee reviewed the base salaries of our executives, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our Chief Executive Officer (except with respect to her own base salary), as well as the other factors described above. Following this review, the compensation committee set the base salaries of our executives at levels that it believed were appropriate to maintain their competitiveness. Our practice has been to review base pay in the first quarter with changes effective March 1. In 2021, the decision was made to delay increases by several months due to the continued impact of COVID-19 on our business. Our plan is to return to a March 1 effective dates for changes in 2022. The base salaries of our named executive officers in effect at the end of 2021 were as follows:

Named Executive Officer	2020 Base Salary ($)	2021 Base Salary ($)	(1)	Percentage Adjustment
Erica J. Rogers	550,000	575,000		4.5%
Lucas W. Buchanan	460,000	460,000		- %
Andrew S. Davis	440,000	460,000		4.5%
Richard M. Ruedy	315,000	325,000		3.2%

_________________

(1)  These base salaries were effective October 1, 2021 for Ms. Rogers and Mr. Ruedy (or effective August 1, 2021 in the case of Mr. Davis).

The base salaries paid to our named executive officers during 2021 are set forth in the “Fiscal 2021 Summary Compensation” table below.

Annual Bonuses

We use annual bonuses to motivate our executives, including our named executive officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual bonuses are intended to help us to deliver a competitive total direct compensation opportunity to our executives. Annual bonuses are not guaranteed and may vary materially from year-to-year.

Typically, the compensation committee establishes bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executives for our actual corporate performance over our fiscal year. The bonus plan is designed to pay above-target bonuses when we exceed our annual corporate objectives and below-target bonuses when we do not achieve these objectives.

Under the bonus plan for 2021 (the “2021 Bonus Plan”), the compensation committee had the authority to select the performance measures and related target levels applicable to the annual bonus opportunities for our named executive officers and other executives. The performance measures involving our financial results could be determined in accordance with GAAP, or such financial results could consist of non-GAAP financial measures, and any actual results were subject to adjustment by the compensation committee for one-time items or unbudgeted or unexpected items when determining whether the target levels for the performance measures had been met. The 2021 Bonus Plan included minimum and maximum achievement levels for purposes of determining bonus payouts under its formula.  See “Corporate Performance in Fiscal 2021 and Payouts” for specific objectives, targets, thresholds and weightings related to the 2021 Bonus Plan.

Under the 2021 Bonus Plan, the compensation committee could, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual bonus payment, and/or increase, reduce, or eliminate the amount allocated to the bonus pool for the year. Further, the actual bonus payment could be below, at, or above a participant’s target bonus opportunity, in the compensation committee’s sole discretion. The compensation committee could determine the amount of any reduction or increase on the basis of such factors as it deemed relevant, and it was not required to establish any allocation or weighting with respect to the factors it considers.

Target Bonus Opportunities

In 2021, as part of its annual review of our executive compensation program, the compensation committee reviewed the target annual bonus opportunities for our executives, including our named executive officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our Chief Executive Officer (except with respect to her own target bonus opportunity), as well as factors described in “Compensation-Setting Process” above. Following this review, the compensation committee determined the target annual bonus opportunities for each of our named executive officers under the 2021 Bonus Plan.  The target for Mr. Davis was increased from 50% to 70% of his base salary in order to align Mr. Davis’ total compensation package with our peer companies and with his current scope of responsibilities; target for our other named executive officers were not changed. The target bonus opportunity, expressed as a percentage of his or her annual base salary in effect at the end of the year, were as follows:

Named Executive Officer	2021 Base Salary ($)	2021 Target Bonus Opportunity (as a percentage of base salary)	2021 Target Bonus Opportunity ($)
Erica J. Rogers	575,000	75%	431,250
Lucas W. Buchanan	460,000	70%	322,000
Andrew S. Davis	460,000	70%	322,000
Richard M. Ruedy	325,000	40%	130,000

Corporate Performance in Fiscal 2021 and Payouts

The compensation committee set targets that the committee and management deemed challenging, yet possible, to attain. The determination of the annual targets was based on financial and functional measures. The compensation committee used commercial execution (revenue growth) and operating expense management because it believed that these metrics were highly linked to creating both short and long-term value to stockholders. The compensation committee also used functional objectives relating to product innovation and development and increasing our total addressable market because it understands that these objectives were directly linked to creating long-term value for stockholders. The committee applied business judgement in setting these objectives and related targets, thresholds, and weightings.

For purposes of the 2021 Bonus Plan:

▪	“Revenue” meant GAAP revenue as reported in our audited financial statements;

▪	“Operating expenses” meant operating expenses as reported in our audited financial statements, excluding stock-based compensation expense; and

▪	“Pipeline progress” is defined as significant and meaningful progress on the develop of the TCAR product pipeline and readiness to launch standard surgical risk designation once approved by the FDA.

In February 2022, based on the assessment of the Company's performance against these objectives, the compensation committee determined to award bonuses to our executives, including our named executive officers, pursuant to the 2021 Bonus Plan and approved bonus payouts of 96.1% of target for our named executive officers. Awards were determined based on objectives and related targets, thresholds, and weightings set in early 2021. Although the COVID-19 pandemic continued to negatively impact the Company’s business and operations, including the spread of new variants during the second half of 2021, no adjustments were made to performance targets established in early 2021. There was also no discretion applied. Specifically, performance against set objectives included the following metrics:

Corporate Performance Measure	Weighting	Minimum Payout %	Target Payout %	Maximum Payout %
Revenue	60%	90%	100%	200%
Pipeline Progress	30%	100%	100%	100%
Operating Expenses	10%	100%	100%	100%

The performance levels for our annual bonus plan are not disclosed because we believe it would be competitively harmful to do so, as it would provide competitors insight into our strategic and financial planning processes.

The following table sets forth the target annual bonus opportunities and the actual bonus payments made to our named executive officers for 2021:

Named Executive Officer	2021 Target Bonus Opportunity ($)	Annual Payout as a Percent of 2021 Target Bonus Opportunity	2021 Actual Bonus Award ($)
Erica J. Rogers	431,250	96.1%	414,431
Lucas W. Buchanan	322,000	96.1%	309,442
Andrew S. Davis	322,000	96.1%	309,442
Richard M. Ruedy	130,000	96.1%	124,930

The annual bonuses paid to our named executive officers for 2021 are set forth in the “Fiscal 2021 Summary Compensation” table below.

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards to motivate our executives, including our named executive officers, by providing them with the opportunity to build an equity interest in the Company and to share in the potential appreciation of the value of our common stock. Historically, we have relied on options to purchase shares of our common stock. Beginning in 2020, after a review of competitive market data and an evaluation of our total rewards program, the compensation committee approved a change to our equity awards for our executive officers to grant a combination of both options to purchase shares of our common stock and time-based RSU awards that could vest and be settled for shares of our common stock. The compensation committee believe the RSU awards that may be settled for shares of our common stock provide additional alignment of the interests of our executive officers with the interests of our stockholders, place greater emphasis on our long-term financial performance and help satisfy our retention objectives. The compensation committee views equity awards, whether the awards are subject to time-based vesting requirements or are to be earned based on the attainment of specific performance objectives, are inherently variable since the grant date fair value of these awards may not necessarily be indicative of their value when, and if, the shares of our common stock underlying these awards are ever earned or purchased. The compensation committee further believes these awards enable us to attract and retain key talent in our industry and aligns our executives’ interests with the long-term interests of our stockholders.

Generally, in determining the size of the equity awards granted to our executives the compensation committee takes into consideration the recommendations of our Chief Executive Officer (except with respect to her own equity award), as well as the factors described above. The compensation committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value.

In March 2021, the compensation committee approved equity awards for our executives, including our named executive officers, in recognition of our financial results and each executive officer’s individual performance for 2020. In determining the amount of each executive officer’s equity award, the compensation committee took into consideration the recommendations of our Chief Executive Officer (except with respect to her own equity award), as well as the factors described above. The compensation committee also considered the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives. These equity awards consisted of both options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock. In addition to awards made in March 2021, the compensation committee granted RSUs to Mr. Davis as part of a retention package that was approved in August 2021 in order to make Mr. Davis’ total equity compensation package competitive with our peer companies and to align with his current scope of responsibilities. The equity awards granted to our named executive officers in 2021 are shown in the table below.

2021 Grants of Plan-Based Awards

Named Executive Officer	Stock Options (number of shares)	RSU Award (number of shares)	Aggregate Equity Awards (grant date fair value) ($)
Erica J. Rogers	46,100	21,700	2,328,629
Lucas W. Buchanan	24,000	11,300	1,212,458
Andrew S. Davis(1)	24,000	50,120	3,212,464
Richard M. Ruedy	9,200	4,300	463,024

_________________

(1)

Mr. Davis’ equity awards include 24,000 stock options at a stock price of $55.30 and 11,300 RSUs granted on 3/1/2021 and 38,820 RSUs granted on 8/2/2021. The August 2021 awards were granted in connection with a retention package recommended by our Chief Executive Officer and approved by the compensation committee.

Stock Options

The options to purchase shares of our common stock granted to our executives, including the named executive officers, in 2021 were subject to a time-based vesting requirement providing that these options are to vest over a four-year period, with 1/48th of the total number of shares of our common stock subject to an option vesting on the one month anniversary of the vesting commencement date and as to 1/48th of the shares subject to the option each month thereafter, assuming the continued service of the applicable executive on each such vesting date.

Restricted Stock Units

The RSU awards granted to our executives, including the named executive officers, in 2021 were subject to a time-based vesting requirement providing that these awards are to vest over a four-year period, with 25% of the shares of our common stock subject to the award on the first anniversary of the vesting commencement date and as to 1/4th of the shares subject to the award each year thereafter, assuming the continued service of the applicable executive on each such vesting date.

The equity awards granted to our named executive officers in 2021 are set forth in the “Fiscal 2021 Summary Compensation” table and the “2021 Grants of Plan-Based Awards” table above.

Welfare and Health Benefits

We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for our employees, including our executives, who satisfy certain eligibility requirements, including requirements relating to age that provides them with an opportunity to save for retirement on a tax-advantaged basis. We intend for this plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the applicable plan. In addition, all contributions are deductible by us when made.

All participant contributions are 100% vested when contributed under the plans. In 2021, we made matching contributions into the Section 401(k) plan for our employees, including our executives. Matching contributions vest over a three year period with one-third vesting each year and are 100% vested after three years of service. Under the plan, participants contributions are allocated to each participant’s individual account and are then invested in investment alternatives according to the participants’ directions.

In addition, we provide other benefits to our executives, including our named executive officers, on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide paid time off and other paid holidays to all employees, including our executives, and named executive officers. We do not offer our employees a non-qualified deferred compensation plan or pension plan.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market, and our employees' needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executives, including our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment and retention purposes. During 2021, none of the named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each named executive officer.

In the future, we may provide perquisites or other personal benefits to our executives in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Named Executive Officer Employment Letters

We have entered into a confirmatory employment letters with each of our named executive officers.

Erica J. Rogers

We entered into a confirmatory employment letter in March 2019 with Erica J. Rogers, our Chief Executive Officer. This letter has no specific term and provides for at-will employment. Ms. Roger’s current annual base salary,  effective March 1, 2022, is $625,000 and she is eligible to receive an annual performance bonus with a target amount determined as 80% of Ms. Roger’s annual base salary in effect at the end of the calendar year. The actual bonus amount to be determined based upon achievement of a mix of Company objectives established by our board of directors and also individual performance, as determined by the board of directors.

Lucas W. Buchanan

We entered into a confirmatory employment letter in March 2019 with Lucas W. Buchanan, our Chief Operating Officer & Chief Financial Officer. This letter has no specific term and provides for at-will employment. Mr. Buchanan’s current annual base salary, effective March 1, 2022, is $489,000 and he is eligible to receive an annual performance bonus with a target amount determined as 70% of Mr. Buchanan’s annual base salary in effect at the end of the calendar year. The actual bonus amount to be determined based upon achievement of a mix of Company objectives established by our board of directors and also individual performance, as determined by our Chief Executive Officer and agreed with the compensation committee.

Andrew S. Davis

We entered into a confirmatory employment letter in March 2019 with Andrew S. Davis, our Chief Commercial Officer. This letter has no specific term and provides for at-will employment. Mr. Davis’s current annual base salary is $460,000 and he is eligible to receive an annual performance bonus with a target amount determined as 70% of Mr. Davis’s annual base salary in effect at the end of the calendar year. The actual bonus amount to be determined based upon achievement of a mix of Company objectives established by our board of directors and also individual performance, as determined by our Chief Executive Officer and agreed with the compensation committee.

Richard M. Ruedy

We entered into a confirmatory employment letter in March 2019 with Richard M. Ruedy, our Executive Vice President of Clinical, Regulatory, and Quality Affairs. This letter has no specific term and provides for at-will employment. Mr. Ruedy’s current annual base salary is $325,000 and he is eligible to receive an annual performance bonus with a target amount determined as 40% of Mr. Ruedy’s annual base salary in effect at the end of the calendar year. The actual bonus amount to be determined based upon achievement of a mix of Company objectives established by our board of directors and also individual performance, as determined by our Chief Executive Officer and agreed with the compensation committee.

Executive Officer Change in Control and Severance Agreements

We have entered into change of control and severance agreements with each of our named executive officers, which superseded any and all previous severance and change of control arrangements we had entered into with these employees. Each of these agreements has an initial term of three years and automatic renewal for additional one-year terms unless either party provides written notice of nonrenewal. Under each of these agreements, if, within the period three months prior to and 12 months following a “change of control” (such period, the change in control period), we terminate the employment of the applicable employee without “cause” (excluding by reason of the employee’s death or “disability,”) or the employee resigns for “good reason” (as such terms are defined in the employee’s change of control and severance agreement) and the employee executes a separation agreement and release of claims that becomes effective and irrevocable within 60 days following the employee’s termination, the employee is entitled to receive:

(i) a lump sum severance payment, less applicable withholdings, equal to the payment of employee’s base salary, as then in effect. For Ms. Rogers, severance is calculated as 18 months plus one additional month for each year she has remained employed through the termination date (with partial years of employment rounded up to a whole year), up to a limit of 24 months. For Mr. Buchanan and Mr. Ruedy, respectively, a severance payment of 12 months. For Mr. Davis, severance is calculated as 6 months plus one additional month for each year he has remained employed through the termination date (with partial years of employment rounded up to a whole year), up to a limit of 12 months.

(ii) a lump sum payment, less applicable withholdings, equal to a percentage of the employee’s annual target bonus for the year in which the termination occurs. For Ms. Rogers, such percentage is 100% of the target annual bonus in effect for the year plus 8.33% for each full year Ms. Rogers has remained employed through the termination date (with partial years of employment rounded up to a whole year), up to a limit of 200%. For Mr. Buchanan and Mr. Ruedy, respectively, such percentage is 100% of the target annual bonus in effect for the year. For Mr. Davis, such percentage is 50% of the target annual bonus in effect for the year plus 8.33% for each full year Mr. Davis has remained employed through the termination date (with partial years of employment rounded up to a whole year), up to a limit of 100%.

(iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the employee and the employee’s dependents through the applicable employee’s severance period (with an additional limit of 18 months for Ms. Rogers), and

(iv) accelerated vesting as to 100% of the employee’s outstanding unvested equity awards.

In addition, under each of these agreements, if, outside of the change in control period, we terminate the employment of the applicable employee without cause (excluding by reason of the employee’s death or disability), or the employee resigns for good reason, and the employee executes a separation agreement and release of claims that becomes effective and irrevocable within 60 days following the employee’s termination, the employee is entitled to receive:

(i) a lump sum severance payment, less applicable withholdings. For Ms. Rogers, a payment equal to 12 months of her base salary, as then in effect. For Mr. Buchanan, and Mr. Ruedy, a payment of 9 months of their base salary, as then in effect. For Mr. Davis, a payment equal to six months of his average total annualized cash compensation, as measured over the prior 12-month period preceding Mr. Davis’ termination of employment, including salary, commissions and bonuses, and

(ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the employee and the employee’s dependents for 12 months for Ms. Rogers, nine months for Mr. Buchanan and Mr. Ruedy, and six months for Mr. Davis, respectively.

Under each of these agreements, in the event any payment to the applicable employee pursuant to his or her change of control and severance agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the employee will receive such payment as would entitle the employee to receive the greatest after-tax benefit, even if it means that we pay him or her a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

Potential Payments Upon Change in Control

The following table presents the estimated payments and benefits each of our named executive officers would have received had their employment with the Company been terminated on March 1, 2022, within the change in control period as defined above, without “cause” or had resigned for “good reason” in connection with a change in control of the Company:

Named Executive Officer	Estimated Total Value of Cash Payment ($)	Estimated Value of Health Insurance Coverage ($)	Value of Accelerated Equity ($)(1)	Total ($)
Erica J. Rogers	2,208,150	34,920	2,560,101	4,803,172
Lucas W. Buchanan	831,300	27,050	1,414,578	2,272,928
Andrew S. Davis	782,000	33,518	2,117,368	2,932,885
Richard M. Ruedy	455,000	23,280	681,597	1,159,877

The following table presents the estimated payments and benefits each of our named executive officers would have received had their employment with the Company been terminated on March 1, 2022, outside of the change in control period as defined above, without “cause” or had resigned for “good reason” in connection with a change in control of the Company:

Named Executive Officer	Estimated Total Value of Cash Payment ($)	Estimated Value of Health Insurance Coverage ($)	Value of Accelerated Equity ($)(1)	Total ($)
Erica J. Rogers	625,000	23,280	2,560,101	3,208,382
Lucas W. Buchanan	366,750	20,288	1,414,578	1,801,615
Andrew S. Davis	380,580	16,759	2,117,368	2,514,706
Richard M. Ruedy	243,750	17,460	681,597	942,807

_________________

(1)

The value of acceleration of any outstanding and unvested stock option and RSU awards held by our named executive officers is based on a market value of $36.55, the closing stock price of our common stock on March 1, 2022.

Other Compensation Policies

Prohibition of Hedging and Pledging Securities

Our insider trading policies prohibit the members of our board and all employees, including our named executive officers, from engaging in derivative securities transactions, including hedging, with respect to our securities, and from pledging our securities as collateral for a loan or holding Company securities in a margin account. Named executive officers, our directors, and all employees are subject to certain pre-clearance procedures in order to trade in our securities or may trade pursuant to trading plans that comply with Rule 10b5-1.

Compensation Risk Assessment

The compensation committee has reviewed the concept of risk as it relates to our compensation programs and believes that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The committee believes that our compensation programs do not foster undue risk-taking, because they focus on performance of Company-wide annual goals that are aligned with the long-term interests of our stockholders and they include risk control and mitigation factors.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Under Section 162(m) of the Code, compensation paid to our covered executive officers (including our Chief Executive Officer), except for certain grandfathered arrangements and certain compensation paid pursuant to a compensation plan in existence before the effective date of our IPO, will not be deductible to the extent it exceeds $1,000,000. In fiscal 2021, the compensation committee considered the potential future effects of Section 162(m) when determining named executive officer compensation and the compensation committee is expected to consider the potential future effects of Section 162(m) when determining future named executive officer compensation. While the compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2021 and we have not agreed and are not otherwise obligated to provide any executive officers, including any named executive officer, with such a “gross-up” or other reimbursement payment.

Accounting for Stock-Based Compensation

The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and RSU awards for shares of our common stock to our executive officers, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, and the expected life (term) of the options. As required under GAAP, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously. For performance-based stock awards, we also must apply judgment in determining the periods when, and if, the related performance targets become probable of being met.

ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule)

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Our compensation committee reviews and approves corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluates the performance of our Chief Executive Officer in light of those goals and objectives and determines and approves the compensation of our Chief Executive Officer based on such evaluation. Our compensation committee has the sole authority to determine our Chief Executive Officer’s compensation, with final approval by the board of directors. In addition, our compensation committee, in consultation with our Chief Executive Officer, reviews and approves all compensation for other officers, including the directors. Our Chief Executive Officer and Chief Financial Officer also make compensation recommendations for our other executive officers and initially propose the corporate and departmental performance objectives under our Executive Incentive Compensation Plan to the compensation committee.

The compensation committee is authorized to retain the services of one or more executive compensation and benefits consultants or other outside experts or advisors as it sees fit, in connection with the establishment of our compensation programs and related policies.

Fiscal 2021 Summary Compensation

The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our Chief Executive Officer, our Chief Financial and Operating Officer and our two other most highly compensated executive officers in our fiscal year ended December 31, 2021. The individuals listed in the table below are our named executive officers for our fiscal year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Erica J. Rogers(5)	2021	556,250	—	1,200,010	1,128,619	414,431	—	16,603	3,315,913
President, Chief Executive Officer and Director	2020	490,000	—	413,689	1,246,966	—	—	7,125	2,157,780
	2019	421,167	64,500	—	2,734,154	459,240	—	—	3,679,061
Lucas W. Buchanan(5)(6)	2021	460,000	—	624,890	587,568	309,442	—	20,833	2,002,733
Chief Operating Officer and Chief Financial Officer	2020	395,000	309,120	1,648,028	1,972,449	—	—	11,113	4,335,710
	2019	365,583	46,250	—	635,071	329,300	—	14,646	1,390,850
Andrew S. Davis(5)	2021	448,333	—	2,624,896	587,568	309,442	—	19,441	3,989,680
Chief Commercial Officer	2020	437,500	211,200	191,461	583,850	—	—	7,125	1,431,136
	2019	430,583	54,375	—	334,249	387,150	—	11,817	1,218,174
Richard M. Ruedy(5)(7)	2021	317,500	—	237,790	225,234	124,930	—	7,250	912,704
Executive Vice President of Regulatory Affairs, Clinical Affairs and Quality Assurance	2020	307,500	120,960	103,616	311,233	—	—	4,599	847,908

_________________

(1)

Amounts for 2019 reflect a year-end discretionary bonus paid on February 28, 2020. Amounts for 2020 reflect a year-end discretionary bonus paid on February 26, 2021, with 50% of the bonus paid in cash and 50% paid in the form of fully vested Restricted Stock Units, of which Mr. Buchanan received 2,676 shares, Mr. Davis received 1,828 shares, and Mr. Ruedy received 1,047 shares. Ms. Rogers elected to forego her 2020 year-end discretionary bonus of $396,000.

(2)

The amounts reported represent the aggregate grant-date fair value of the stock awards and stock options awarded to the named executive officers calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2021 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Common Stock Valuation and Stock-Based Compensation.”

(3)

Non-Equity Incentive Plan Compensation amounts for 2019 for all named executive officers were paid on February 28, 2020, pursuant to our 2019 Bonus Plan, as described in the section below titled “Executive Compensation—Non-Equity Incentive Plan Compensation.” Non-Equity Incentive Plan Compensation amounts for 2021 for all named executive officers were paid on March 15, 2022 to Ms. Rogers and on March 16, 2022 for Mr. Buchanan, Mr. Davis and Mr. Ruedy, pursuant to our 2021 Bonus Plan, as described in the section below titled “Executive Compensation—Non-Equity Incentive Plan Compensation.”

(4)

The amounts for 2020 and a portion of the amount for 2021 represent amounts earned under the Company’s 401(k) matching contribution program, which are 100% vested based on tenure with the Company. The 2020 and 2021 amounts for Mr. Buchanan also represents funds contributed to his health savings account in the amount of $3,988 and $3,300, respectively.

(5)

Ms. Rogers’, Mr. Buchanan’s, Mr. Davis’ and Mr. Ruedy’s salaries were increased to $550,000, $380,000, $440,000 and $315,000 effective July 1, 2020, respectively. Mr. Davis has served as our Chief Commercial Officer since July 1, 2020 and previously served as our Executive Vice President, Global Sales and Marketing. Mr. Davis’ salary was increased to $460,000 effective August 1, 2021. Ms. Rogers’ and Mr. Ruedy’s salaries were increased to $575,000 and $325,000 effective October 1, 2021.

(6)

Mr. Buchanan has served as our Chief Operating Officer and Chief Financial Officer since October 1, 2020 and previously served as our Chief Financial Officer. Mr. Buchanan’s salary was increased to $460,000 effective October 1, 2020.

(7)	Mr. Ruedy was not disclosed as a named executive officer until 2020 as the Company was previously an Emerging Growth Company. Compensation information is not disclosed prior to 2020.

Non-Equity Incentive Plan Compensation

We provide each of our named executive officers an opportunity to receive formula-based incentive payments. The payments are based on a target incentive amount for each named executive officer. For additional information with respect to our formula-based incentive payments to named executive officers for 2021, see the section above titled “Compensation Discussion and Analysis – Annual Bonuses”.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following presents information regarding the relationship of the median of the annual total compensation of our employees, other than our Chief Executive Officer, to the annual total compensation of our Chief Executive Officer, Ms. Rogers.

The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee population and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported. When determining the median employee, we considered all who were employed by us on December 31, 2021, and included actual salary earned including any overtime, recognition awards including actual bonus or commission earned for the performance in 2021, the grant date value of equity awards, and value of the Company’s matching contribution in the 401(k) plan. For employees hired during 2021, we used actual compensation and did not annualize for the full year. We included full-time, part-time, and temporary employees, of which there were none on December 31, 2021.

After identifying the median employee, we calculated annual total compensation for the median employee using the same methodology we used for determining total compensation for our Named Executive Officers as shown in the Fiscal 2021 Summary Compensation table. For 2021, the median of the annual total compensation of our employees, other than Ms. Rogers, was $185,167 and the annual total compensation of Ms. Rogers, as reported in the “Fiscal 2021 Summary Compensation” table, was $3,315,913. Based on this information, the ratio of Ms. Rogers’ annual total compensation to the median of the annual total compensation of all employees for 2021 was 18:1.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a defined benefit pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2021.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers at December 31, 2021.

			Option Awards				Stock Awards
Name	Grant Date(1)	Vesting Commencement Date(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Erica J. Rogers	12/3/2015	12/3/2015	107,467	—	$1.60	12/13/2025	—	—
	8/4/2016	8/4/2016	162,654	—	$1.60	8/4/2026	—	—
	9/30/2016	9/30/2016	330	—	$8.27	9/30/2026	—	—
	11/30/2017	8/1/2017	74,074	—	$6.11	11/30/2027	—	—
	11/30/2017	8/1/2017	366,666	—	$12.15	11/30/2027	—	—
	11/30/2017	8/1/2017	22,222	—	$12.15	11/30/2027	—	—
	4/3/2019	4/3/2019	201,974	100,988	$20.00	4/3/2029	—	—
	3/27/2020	3/1/2020	40,228	51,722	$30.93	3/27/2030	10,032	$427,464
	3/1/2021	3/1/2021	8,643	37,457	$55.30	3/1/2031	21,700	$924,637

Lucas W. Buchanan	12/3/2015	12/3/2015	135,409	—	$1.60	12/3/2025	—	—
	11/30/2017	8/1/2017	9,744	—	$4.73	11/30/2027	—	—
	11/30/2017	8/1/2017	7,720	—	$12.15	11/30/2027	—	—
	4/3/2019	4/3/2019	21,991	23,457	$20.00	4/3/2029	—	—
	3/27/2020	3/1/2020	10,055	18,099	$30.93	3/27/2030	3,507	$149,433
	11/6/2020	10/1/2020	13,692	33,253	$69.94	11/6/2030	16,122	$686,959
	3/1/2021	3/1/2021	4,500	19,500	$55.30	3/1/2031	11,300	$481,493

Andrew S. Davis	6/23/2015	5/5/2015	22,745	—	$1.46	6/23/2025	—	—
	12/3/2015	12/3/2015	31,475	—	$1.60	12/3/2025	—	—
	11/30/2017	8/1/2017	63,196	—	$4.73	11/30/2027	—	—
	11/30/2017	8/1/2017	27,084	—	$4.73	11/30/2027	—	—
	9/13/2018	8/1/2018	2,153	494	$6.11	9/13/2028	—	—
	4/3/2019	4/3/2019	21,348	12,346	$20.00	4/3/2029	—	—
	3/27/2020	3/1/2020	13,088	18,099	$30.93	3/27/2030	3,507	$149,433
	8/13/2020	7/1/2020	2,128	3,940	$52.07	8/13/2030	675	$28,762
	3/1/2021	3/1/2021	4,500	19,500	$55.30	3/1/2031	11,300	$481,493
	8/2/2021	—	—	—	$—	—	38,820	$1,654,120

Richard M. Ruedy	8/4/2016	8/4/2016	25,925	—	$1.60	8/4/2026	—	—
	9/30/2016	9/30/2016	4	—	$8.27	9/30/2026	—	—
	11/30/2017	8/1/2017	20,222	—	$4.73	11/30/2027	—	—
	11/30/2017	8/1/2017	8,666	—	$4.73	11/30/2027	—	—
	4/3/2019	4/3/2019	60,493	30,247	$20.00	4/3/2029	—	—
	3/27/2020	3/1/2020	10,040	12,910	$30.93	3/27/2030	2,513	$107,079
	3/1/2021	3/1/2021	1,725	7,475	$55.30	3/1/2031	4,300	$183,223

________________

(1)

Each of the outstanding equity awards was granted pursuant to our 2007 Stock Plan or 2019 Equity Incentive Plan. No additional awards may be granted under the 2007 Stock Plan, and all awards granted under the 2007 Stock Plan that are repurchased, forfeited, expire, are cancelled or otherwise not issued become available for grant under the 2019 Equity Incentive Plan in accordance with its terms.

(2)

Options generally vest over four years from the vesting commencement date in 48 equal monthly amounts, subject to continued service through each such vesting date. The option grant to Mr. Davis on September 13, 2018 for 2,962 shares vest over four years from the vesting commencement date, with 25% vested on the one year anniversary of the vesting commencement date, and with the remaining amount vesting monthly over the subsequent 36 months in equal amounts. Restricted stock units vest over four years on each one-year anniversary of the vesting commencement date, subject to continued service through each such vesting date.

(3)	This column represents the fair market value of our common stock on the date of grant, as determined by our board of directors.
(4)	The market value is based on $42.61, the closing stock price of our common stock on December 31, 2021.

Fiscal 2021 Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options and the vesting of stock awards by our named executive officers during our fiscal year ended December 31, 2021.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Exercised	Value Realized on Exercise ($)(1)	Number of Shares Vested	Value Realized on Vesting ($)(2)
Erica J. Rogers	135,738	6,776,103	3,343	184,868
Lucas W. Buchanan	125,463	5,217,348	6,542	357,258
Andrew S. Davis	71,489	3,622,549	1,393	75,370
Richard M. Ruedy	—	—	837	46,286

________________

(1)	Based on the market price of our common stock on the date of exercise less the option exercise price for those shares, multiplied by the number of shares exercised.
(2)	Based on the market price of our common stock on the vesting date, multiplied by the number of shares vested.

Equity Compensation Plan Information

All of our equity compensation plans have been approved by our stockholders. The following table provides information as of December 31, 2021, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plan Approved by Stockholders(1)	4,311,213	$20.45	3,399,309
Equity Compensation Plan Not Approved by Stockholders	—	$—	—
Total	4,311,213		3,399,309

_________________

(1)

Includes the following plans: 2007 Stock Option Plan, NeuroCo 2015 Equity Incentive Plan, 2019 Equity Incentive Plan (“2019 Plan”), and 2019 Employee Stock Purchase Plan (“2019 ESPP”). Our 2019 Plan provides that on January 1st of each fiscal year commencing in 2020 and ending on (and including) January 1, 2029, the number of shares authorized for issuance under the 2019 Plan is automatically increased by a number equal to the lesser of (i) 3,000,000 shares; (ii) 4.0% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year or; (iii) such other amount as our board of directors may determine. Our 2019 ESPP provides that on January 1st of each fiscal year commencing in 2020 and ending on (and including) January 1, 2039, the number of shares authorized for issuance under the 2019 ESPP is automatically increased by a number equal to the lesser of (i) 434,000 shares; (ii) 1.0% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as our board of directors may determine.

(2)	The weighted average exercise price relates solely to outstanding stock option shares.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Rick D. Anderson (Chairperson)

Kevin J. Ballinger

Donald J. Zurbay

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 1, 2022 for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our executive officers;
•	each of our directors and nominees for director; and
•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 35,065,624 shares of our common stock outstanding as of March 1, 2022. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of March 1, 2022. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Silk Road Medical, Inc., 1213 Innsbruck Drive, Sunnyvale, California 94089. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage
5% and Greater Stockholders:
Entities affiliated with Wasatch Global Advisors(1)	3,781,252	10.78%
Entities affiliated with Capital World Investors(2)	3,476,630	9.91%
Entities affiliated with The Vanguard Group(3)	3,031,366	8.64%
Entities affiliated with AllianceBernstein(4)	2,988,334	8.52%
Entities affiliated with BlackRock(5)	2,526,959	7.21%
Entities affiliated with Deerfield Mgmt, L.P.(6)	1,861,917	5.31%
Executive Officers and Directors:
Erica J. Rogers(7)	1,206,134	3.44%
Lucas W. Buchanan(8)	383,861	1.09%
Andrew S. Davis(9)	215,552	*
Richard M. Ruedy(10)	249,392	*
Elizabeth H. Weatherman(11)	296,038	*
Donald J. Zurbay(12)	186,303	*
Tony M. Chou, M.D.(13)	114,230	*
Jack W. Lasersohn(14)	24,438	*
Kevin J. Ballinger(15)	5,172	*
Rick D. Anderson(16)	4,942	*
Tanisha V. Carino, Ph.D.(17)	1,206	*
All executive officers and directors as a group (11 persons)(18)	2,687,268	7.66%

_________________

*      Represents ownership of less than 1%.

(1)

Consists of 3,781,252 shares of common stock held by entities affiliated with Wasatch Advisors, Inc., based on information provided by Wasatch Advisors, Inc. in Schedule 13G filed with the SEC on February 11, 2022. The business address for Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, UT 84108.

(2)

Consists of 3,476,630 shares of common stock held by entities affiliated with Capital World Investors, based on information provided by Capital World Investors in Schedule 13G filed with the SEC on February 11, 2022. The business address for Capital World Investors is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.

(3)

Consists of 3,031,366 shares of common stock held by entities affiliated with The Vanguard Group, based on information provided by The Vanguard Group in Schedule 13G filed with the SEC on February 10, 2022. The business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Consists of 2,988,334 shares of common stock held by entities affiliated with AllianceBernstein L.P., based on information provided by AllianceBernstein L.P. in Schedule 13G filed with the SEC on February 14, 2022. The business address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.

(5)

Consists of 2,526,959 shares of common stock held by entities affiliated with BlackRock, Inc., based on information provided by BlackRock, Inc. in Schedule 13G filed with the SEC on February 3, 2022. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)

Consists of  1,861,917 shares of common stock held by entities affiliated with Deerfield Mgmt,  L.P., based on information provided by Deerfield Mgmt, L.P. in Schedule 13G filed with the SEC on January 24, 2022. The business address for Deerfield Mgmt, L.P. is 345 Park Avenue South, 12th Floor, New York, NY 10010.

(7)

Consists of (i) 106,116 shares of common stock held directly by Ms. Rogers, (ii) 83,843 shares of common stock held by Kevin J. Surace and Erica J. Rogers, as Trustees of The Surace/Rogers Family Trust, and (iii) 1,016,175 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2022 held directly by Ms. Rogers.

(8)

Consists of (i) 156,535 shares of common stock held directly by Mr. Buchanan, (ii) 13,518 shares of common stock held by the Buchanan Grandchildren’s Irrevocable Trust, and (iii) 213,808 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2022 held directly by Mr. Buchanan.

(9)

Consists of (i) 18,652 shares of common stock held directly by Mr. Davis, and (ii) 196,900 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2022 held directly by Mr. Davis.

(10)

Consists of (i) 111,665 shares of common stock held directly by Mr. Ruedy, (ii) 70 shares of common stock held by Linda Ruedy, and (iii) 137,657 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2022 held directly by Mr. Ruedy.

(11)

Consists of (i) 243,038 shares of common stock held directly by Ms. Weatherman, and (ii) 53,000 shares of common stock issuable pursuant to options held directly by Ms. Weatherman and exercisable within 60 days of March 1, 2022.

(12)

Consists of (i) 644 shares of common stock held directly by Mr. Zurbay, and (ii) 185,659 shares of common stock issuable pursuant to options held directly by Mr. Zurbay exercisable within 60 days of March 1, 2022.

(13)

Consists of (i) 97,359 shares of common stock held directly by Dr. Chou, and (ii) 16,871 shares of common stock issuable pursuant to options held directly by Dr. Chou exercisable within 60 days of March 1, 2022.

(14)

Consists of (i) 4,769 shares of common stock held directly by Mr. Lasersohn, and (ii) 19,669 shares of common stock issuable pursuant to options held directly by Mr. Lasersohn exercisable within 60 days of March 1, 2022.

(15)	Consists of 5,172 shares of common stock issuable pursuant to options held directly by Mr. Ballinger exercisable within 60 days of March 1, 2022.
(16)	Consists of 4,942 shares of common stock issuable pursuant to options held directly by Mr. Anderson exercisable within 60 days of March 1, 2022.
(17)	Consists of 1,206 shares of common stock issuable pursuant to options held directly by Dr. Carino exercisable within 60 days of March 1, 2022.
(18)

Consists of (i) 836,209 shares of common stock held by our current directors and officers and entities affiliated with certain of our current directors and officers, and (ii) 1,851,059 shares of common stock issuable pursuant to stock options held by such directors and officers and exercisable within 60 days of March 1, 2022.

RELATED PERSON TRANSACTIONS

There were no transactions or similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.

Change of Control and Severance Agreements

We have entered into change of control and severance agreements with our named executive officers. See “Executive Compensation— Executive Officer Change in Control and Severance Agreements.”

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our board of directors has approved a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2021, all of our officers, directors and greater than 10% beneficial owners have complied with Section 16(a) filing requirements on a timely basis.

Fiscal Year 2021 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2021 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.silkroadmed.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Silk Road Medical, Inc., Attention: Investor Relations, 1213 Innsbruck Drive, Sunnyvale, California 94089.

*          *          *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

By Order of the Board of Directors,

/s/ Jack W. Lasersohn
Jack W. Lasersohn Chairperson of the Board of Directors Sunnyvale, California April 29, 2022

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 8, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D84929-P73162 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SILK ROAD MEDICAL, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Elizabeth H. Weatherman
02) Donald J. Zurbay

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2.	To approve Named Executive Officer Compensation on an advisory basis.	☐	☐	☐
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

D84930-P73162

SILK ROAD MEDICAL, INC.
Proxy is being Solicited on behalf of the Board of Directors
Annual Meeting of Stockholders
June 9, 2022

The stockholder(s) hereby appoint(s) Erica J. Rogers and Lucas W. Buchanan, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Silk Road Medical, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:30 p.m. Pacific Time on June 9, 2022, at 1213 Innsbruck Drive, Sunnyvale, California 94089, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS.

Continued and to be signed on reverse side